Exhibit 99.e(3)

Contents

Budget Economic and Fiscal Update

Statement of Responsibility

Economic Outlook

Summary

Developments over 2003

Assumptions Underlying the Central Forecast

Global Economic Growth

The First Half of 2004 – A Period of Continued Momentum

Oil Prices

Economic Outlook

Mid 2004 through 2005 – the slowdown arrives

Forecast Uncertainty

Beyond 2005 – A growth recovery

Fiscal Outlook

Fiscal Forecasts – Finalisation Dates and Key Assumptions

Summary of Budget Update

Fiscal Indicators and the Use of the Operating Surplus

Key Trends

Revenue and Expenses

Tax Revenue

Expenses

Comparison with December Update

Risks and Scenarios

Summary

Economic Risks

Economic Scenarios

Fiscal Scenarios

Fiscal Sensitivities

Specific Fiscal Risks

Introduction

Statement of Specific Fiscal Risks

Contingent Liabilities

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

Statement of Accounting Policies and Forecast Assumptions

Reporting Entity as at 7 May 2004

Forecast Financial Statements

Notes to the Forecast Financial Statements

Glossary of Terms

Exhibit 99.e(3)

B.2 & B.3

27 May 2004

Budget 2004

Economic and Fiscal Update

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 7 May 2004 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Fiscal Responsibility Act 1994.

John Whitehead
Secretary to the Treasury

20 May 2004

This Economic and Fiscal Update has been prepared in accordance with the Fiscal Responsibility Act 1994.  I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Fiscal Responsibility Act 1994.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 7 May 2004 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Minister of Finance

20 May 2004

1

Economic Outlook

Summary

•             The New Zealand economy is continuing its strong growth performance of the past couple of years.  Real GDP growth is solid, with growth of 3.3% expected for the year to March 2004 (compared with the 2.8% expected in the December Update) and the unemployment rate is at a 16 year low.

•             Growth has been dominated by domestic demand, which expanded by 6.6% in the 2003 calendar year.  Contributing to this strength has been the strong performance of the labour market and increasing household wealth due to rapidly increasing house prices.

•             Over the short term, the momentum in growth is expected to continue, owing to continued strong household and business spending.  Factors supporting this include high house prices, solid labour income growth and favourable terms of trade.

•             This near-term strength is forecast to give way to a period of slower GDP growth over the second half of 2004 and much of 2005.  Slowing net migration, slower employment growth, and the lagged effect of the high exchange rate are the main drivers of the forecast easing in growth.  Both export volumes and export income growth are forecast to be lower than in the December Update over this period.  Exporters are expected to spend less, with flow-on effects to those who provide goods and services to exporters.  On top of this, the housing investment cycle is forecast to run its course and households are forecast to ease back their growth in spending.

•             Around the start of 2006, GDP growth is forecast to pick up.  This is due to both the exchange rate acting as less of a drag, given its assumed decline, and continuing global growth  providing a greater stimulus to exports.  Import growth is forecast to remain subdued leading to net exports making a positive contribution to growth for the first time since late 2001.

•             The recovery in the export sector is expected to flow through to business investment and household spending, but by recent standards growth is expected to be more modest.

•             Throughout the forecast period the government sector, either directly or via transfer payments to households, is forecast to add to growth.

•             The past few years of strong growth has seen the economy steadily absorb previously under utilised labour and capital equipment.  This is most readily apparent in the labour market, where the unemployment rate is at a 16 year low, and in industries like construction where prices are rising strongly.

•             With the economy expected to continue to operate close to or above capacity for some time to come, annual CPI inflation is forecast to increase to 2.6% in early 2005.  Annual CPI inflation is expected to be above current levels throughout the forecast period, in part due to tradable inflation increasing as the exchange rate depreciates.

•             Consistent with mounting inflation pressures the Reserve Bank has raised the Official Cash Rate (OCR) by 50 basis points since the beginning of 2004.  We expect one further increase in the OCR around the middle of this year, bringing the OCR in to line with our current assessment of neutral.

•             Growth in nominal GDP is initially forecast to continue to diverge from real GDP growth, peaking at 7.0% in the year ended June 2004.  Nominal GDP growth is then forecast to slow, reaching a trough of 4.2% for the 2005 calendar year.

Table 1.1 – Economic outlook: central forecast(1)

(Annual average% change, March years)	2003 Actual	2004 Estimate	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Private consumption	4.4	5.4	3.3	2.3	2.6	2.7
Public consumption(2)	2.3	3.9	6.7	3.1	5.0	2.9
Total Consumption	3.9	5.0	4.1	2.5	3.1	2.7
Residential investment	23.4	15.7	7.4	-8.9	-6.9	0.5
Central Government investment	1.4	9.0	-0.2	6.3	3.1	2.8
Other investment	5.6	12.9	8.5	3.4	2.8	4.2
Total Investment	9.6	13.3	7.5	0.4	0.5	3.3
Stock change(3)	-0.3	0.3	-0.2	0.0	0.0	0.0
Gross National Expenditure	4.6	7.0	4.7	2.0	2.5	2.8
Exports	7.0	0.3	5.4	4.7	6.0	4.0
Imports	9.4	11.8	9.8	2.9	3.3	3.2
GDP (Production Measure)	4.4	3.3	2.8	2.5	3.4	3.0
- annual % change	4.3	3.3	2.3	3.0	3.2	3.0
Real GDP per capita	2.8	1.6	1.6	1.5	2.6	2.2
Nominal GDP (expenditure basis)	3.8	6.1	5.7	4.3	5.0	5.3
GDP deflator	-0.1	2.9	2.8	1.7	1.6	2.1
Employment(4)	2.6	2.8	1.4	0.7	1.6	1.4
Unemployment(5)	4.9	4.6	4.7	5.0	4.9	4.8
Wages(6)	2.9	3.6	4.2	3.9	3.6	3.6
CPI inflation	2.5	1.5	2.6	2.4	2.2	2.0
Export prices(7)	-13.3	-8.6	0.6	0.9	3.6	1.9
Import prices(7)	-8.2	-11.5	0.1	2.8	4.0	1.0
Current account balance
- $ million	-5,035	-6,433	-8,415	-8,770	-8,405	-8,265
-% of GDP	-3.9	-4.8	-5.9	-5.9	-5.4	-5.0
TWI(8)	60.6	66.9	63.3	60.5	58.3	57.5
90-day bank bill rate(8)	5.8	5.5	5.8	5.8	5.8	5.8
10-year bond rate(8)	6.0	5.8	6.4	6.0	6.0	6.0

Sources:                                          Statistics New Zealand, Datastream, The Treasury

NOTES:	(1)	Forecasts finalised 27 April 2004. Text finalised 20 May 2004.
	(2)	The forecast profile for public consumption is influenced by government defence spending.
	(3)	Contribution to GDP growth.
	(4)	Household Labour Force Survey, full-time equivalent employment.
	(5)	Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.
	(6)	Quarterly Employment Survey, average hourly ordinary time earnings.
	(7)	Overseas Trade Index basis, annual average percentage change, March quarter.
	(8)	Average for the March quarter.

Assumptions Underlying the Central Forecast

Global economic activity – global economic growth, inflation and interest rate forecasts are assumed to conform to those presented in the April Consensus Forecasts and Asia Pacific Consensus Forecasts.  For a more detailed discussion of the global outlook, see the “Global Economic Growth” box.

Oil prices – oil prices are assumed to remain at around US$32 per barrel (the average price for the preceding quarter at the time the forecasts were finalised) over the short term and then gradually decline, consistent with the April Consensus forecasts for the medium term.  Thereafter, oil prices are assumed to converge to a long term average of around US$19 per barrel.

Net migration – the net number of migrants has started to decline from a peak early in 2003 and is assumed to continue to decline to approximately 10,000 per year by June 2006.  The migration assumption for the year to June 2004 at 23,000 is 7,000 lower than that used in the December Update.

Monetary conditions – during the middle of 2004, the exchange rate (TWI) is assumed to be around 64.5 prior to declining steadily to its estimated equilibrium of around 57.  This is a technical assumption.  The forecasts assume a neutral short-term interest rate of 5.8%.

Climate – agricultural growing conditions and the level of hydro electricity storage lakes are assumed to be normal over the forecast period.

Developments over 2003

The economy continued to grow strongly

The economy grew strongly over the second half of the 2003 calendar year, with production-based GDP up 4.1% on an annualised basis.  This was considerably faster than the 2.7% annualised growth recorded in the first half of the year, a period in which the economy was affected by several short-lived shocks - the Iraq conflict, the Severe Acute Respiratory Syndrome (SARS) outbreak, drought and its effect on hydro electricity generation.  The strong growth performance over the second half of the year exceeded our December Update forecast and contributed to the economy growing in annual average terms by 3.5% for the 2003 calendar year.

Domestic demand growth was particularly strong…

Spending by households was very buoyant, both on consumption items and on investment in new and existing houses and apartments.  Private consumption increased 5.2% in the December 2003 year.  Within this increase, growth in expenditure on durables was particularly strong at 8.5%, partly reflecting the increase in new house construction.  Growth in residential investment was just under 20% for the December 2003 year, with growth particularly strong in the first half of the year.

…buoyed by a mix of supportive drivers…

A number of factors supported the strong growth in household spending.  Increased employment and steady wage growth were both positive for household spending over the past year.  The unemployment rate at 4.6% in the December quarter was low by historical standards and, since finalising our forecasts, has fallen to 4.3% in the March quarter of 2004.  Consumer confidence at the end of 2003, as measured by the Westpac McDermott Miller consumer confidence index, was at its highest level since early 1996.

…including rising house prices

Over 2003, average house prices increased by nearly 22%.  This not only provided a positive stimulus to house building, but because houses are the most widely held type of household asset also increased household wealth.  Increased household wealth contributed to households being more willing to take on debt to fund expenditure.

Strong positive net migration has been an important influence on the demand for housing over the past couple of years and also contributed to household consumption spending growth.  Annual net migration has been positive since October 2001 and rapidly increased to a peak of 42,500 in the May 2003 year.  Since then migration numbers have fallen so that by March 2004 annual net migration was 28,000.

Domestic strength resulted in limited spare capacity within the economy…

Businesses appear to have been operating at levels close to capacity.  The level of overall capacity utilisation in March 2004 at 92.1% was its highest since December 1973.  Capacity utilisation was particularly high in the building sector.  Businesses are also finding it increasingly hard to find skilled and unskilled labour and the proportion of firms reporting labour as the single factor that is most limiting their ability to increase production was the highest since 1974.

...and put upward pressure on inflation…

Overall headline CPI inflation at 1.5% for the March 2004 year was comfortably within the Reserve Bank’s target band.  The headline number, however, masks the very different profiles of tradable and non-tradable inflation.  Non-tradable inflation for the year to March 2004 was very strong at 5.0%, consistent with very strong domestic demand and capacity pressures.  Increasing costs associated with the purchase and construction of new dwellings contributed to this strong non-tradables result.  Offsetting this trend, tradable prices fell 1.6% over the same period, due in large part to the appreciating New Zealand dollar.

…but also increased the incentive for businesses to invest

Consistent with a lack of spare capacity, coupled with a tight labour market and expectations of continued demand, businesses significantly increased investment.  The annual rate of business investment growth for the December 2003 year was 12.1%, the highest rate since 1996.  The fastest growth was in plant and machinery investment and transport equipment investment.  In contrast, growth in building and infrastructure investment has so far been relatively slow, although the monthly value of consents issued for such projects is rising.

The exchange rate rose rapidly…

Between August 2002 and February 2004 the Trade Weighted Index (TWI) increased from around 53 to 68.  The appreciation in the TWI was largely a result of an appreciation against the US dollar, rising from around US$0.46 to US$0.69 over the same period.  Movements against other currencies were not as extreme.  Since February the New Zealand dollar has fallen back quite rapidly.  In mid May the New Zealand dollar was trading at around US$0.60 against the US dollar and 62 on a TWI basis.  The assumed movement of the TWI throughout the forecast period is outlined in the assumptions box. However, movements in the exchange rate are notoriously difficult to predict as are their impact on the economy.  Given this uncertainty, further discussion about the TWI is contained in Chapter 3 where an alternative scenario is presented in which the TWI is assumed to fall more rapidly than in the central forecast contained in this chapter.

…leading to lower import prices…

With the appreciation of the New Zealand dollar, the price of imported goods has fallen.  This has provided a boost to both real private consumption and real business investment as consumers have taken advantage of low-priced consumption goods while businesses have benefited from lower-priced capital equipment.  Computer prices, in particular, have fallen dramatically in real terms.

Increased demand for imported goods by both households and businesses has resulted in strong growth in import volumes, which grew 10.2% over the 2003 calendar year.

…but has negatively affected export receipts

While the appreciation of the exchange rate has enabled the purchase of cheaper imported goods, it has also reduced export earnings.  Total export earnings fell 6.5% in the year to December 2003.  This fall was driven by lower New Zealand dollar prices received by exporters, rather than export volumes, which grew by 1.3% in the year to December 2003.  Increases in international commodity prices have provided exporters some relief from the high exchange rate.  Higher world prices for New Zealand exports have contributed to export prices declining at a slower rate than import prices, resulting in an improvement in the terms of trade.

Export volumes were also quite volatile over 2003, with volumes recovering strongly after two quarters of decline, rising by 5.2% in the December quarter.  Dairy exports contributed significantly to the December result, increasing by nearly 25% in the quarter.  However, dairy production increased by a far smaller extent, indicating that some of this recent export growth has come from a rundown of inventories.

Overall, the strength of the domestic economy, the associated demand for imports and relatively weak export growth have resulted in a widening wedge between the contribution of domestic demand and net exports to growth.

Growth in the nominal economy has diverged from growth in the real economy

Although the annual rate of real GDP growth is slowing, the growth rate for nominal GDP has been accelerating, reaching 5.3% for the year to December 2003.  The implicit GDP price deflator, the broadest measure of overall price changes for final goods and services produced in New Zealand, increased 2.0% for the December 2003 year.

The acceleration in the GDP price deflator has largely occurred in two areas.  Strong house price growth has partially fed through into the rising price of residential investment.  Further contributing to the GDP deflator increase has been the rise in the terms of trade.

Global Economic Growth

Forecasts revised up

The growth rate of New Zealand’s trading partners is forecast to be 4.2% over 2004, compared with a forecast of 3.6% in the December Update.  The higher forecast reflects, in part, a strong end to 2003 and ongoing momentum over the first few months of 2004.

Over the period 2005-2008, the growth rate is forecast to return quite quickly to its long-term trend level.

Recent developments

At the time of the December Update, the global economy was just beginning to recover from a period of slower growth.  Since that time, the recovery has proved unexpectedly rapid, particularly in the US and Asia.

The American recovery has been underpinned by a substantial improvement in corporate profitability and a restructuring of debt, which have so far boosted share prices and led to more business investment.  Employment growth has been sporadic to date, but there have been (in April) encouraging signs that the rate of job creation is finally increasing.  In Asia, the influence of a booming manufacturing sector in China has led to higher growth rates throughout the region, even in struggling Japan.

Worldwide, accommodative monetary and fiscal policies have also aided growth.

Prospects

The US economy is expected to continue to lead global economic growth over 2004 and into 2005.  The Consensus has GDP growth in the US slowing from 2005, as short-term interest rates rise to contain consumer and asset price inflation, but it is projected to remain above 3.0% until at least 2008.

Asian economies are also expected to continue growing steadily.  China’s rate of expansion is expected to slow from its current rate, which has been approaching 10% per annum, to around 8%, but this will still be sufficient to support other economies in the region and put upward pressure on commodity prices over the next year or more.

Australia is a beneficiary of Chinese demand for metals and energy, and Australia’s growth rate is expected to reach 3.9% this year, despite signs that the long-lived housing market boom may finally be coming to an end.  A “smooth landing” scenario is envisaged as building activity and house price inflation slow, and GDP growth is predicted to slow to no less than 3% to 3½% per year over the period 2005-2008.

Economic growth in Europe has been more gradual.  Persistent structural problems have prevented a quick recovery from last year’s recession, and growth has been slow, on average, since the turn of the decade.  The growth rate is expected to hover around 2.0% per year over the forecast period.

Calendar Years	2002(a)	2003(a)	2004(f)	2005(f)	2006(f)	2007(f)	2008(f)

Australia	3.8	3.0	3.9	3.3	3.3	3.3	3.2
Japan	-0.3	2.7	3.0	1.7	1.5	1.4	1.9
US	2.2	3.1	4.6	3.7	3.6	3.4	3.1
Europe*	1.0	1.1	2.2	2.2	2.0	1.9	1.8
Non-Japan Asia**	5.5	5.0	6.4	5.9	5.9	5.7	5.6

Trading partner growth	2.8	3.1	4.2	3.5	3.4	3.3	3.3

* UK, Germany, Italy, France (weighted by export share).

** Korea, Taiwan, China, Malaysia, Hong Kong, Singapore (weighted by export share).

(a) Actual.           (f) Forecast.

Risks faced by the global economy

Over the short term, it seems likely that the Consensus Forecasts are on track, with some risk that growth will be even faster.  However, the medium-term prediction depends on the sustainability of the global recovery, which is less certain.

In most countries, fiscal and monetary policy settings are very expansionary.  With the recovery in growth firmly in place, those settings will need to be returned to normal to prevent another boom-bust economic cycle.  The consequent rise in interest rates and  reining in of government spending are likely to constrain economic growth.  To some extent, these constraints are already incorporated in the forecasts, but there is a possibility that policy tightening could occur sooner and by more than currently expected.  If so, Consensus GDP growth forecasts for 2005 could come under downward pressure.

GDP growth has been strong in the US, Oceania and Asia, and weak in Europe.  Consumer demand has boomed in the US and been weaker elsewhere.  As a result, the US has built up a large current account deficit while Europe has accumulated a large surplus.  This has put upward pressure on the value of the Euro (though less so recently) and threatens to undermine a fragile economic recovery on the Continent.

Asian economies have built up massive stocks of foreign reserves as they have pegged their exchange rates to the value of the depreciating US dollar at the same time as their exports have increased.  This is causing inflation pressures to increase in those economies, and promoting potentially unstable economic booms.  In China, the low exchange rate has contributed to large increases in lending for investment, with an element of speculative behaviour.

The First Half of 2004 – A Period of Continued Momentum

Business and household spending continue to provide the short-term impetus

Business and household spending is expected to drive solid growth over the first half of calendar 2004.  Past strength in quarterly private consumption growth, coupled with solid growth in the first half of 2004, as indicated by recent retail sales figures, results in private consumption growth being forecast to peak at 5.4% for the June 2004 year.  The lagged effect of increases in household wealth contributes to this strong near-term consumption growth.  This wealth effect is supported by growth in incomes.  Strong labour market outturns for the March quarter, released after the forecasts were finalised, should provide further support to household spending in the short term.

Construction activity was surprisingly weak in the December 2003 quarter, given the strength of building consents data.  This is possibly due to capacity constraints in the building industry or timing issues with regard to lumpier apartment projects.  However, building consents continue to run at high levels, suggestive of further building activity in the pipeline.  Given this, a bounce-back in the March 2004 quarter would be expected, however wet weather conditions over late February and early March may push the bounce-back into the June quarter.

Capacity constraints remain and coupled with a tight labour market encourage businesses to invest…

Strong economic growth has improved business profitability and corporate balance sheets over the past two years.  High capacity utilisation, the tight labour market and favourable relative prices for investment goods should continue to encourage businesses to invest strongly, especially in plant and equipment.  The current strength in business investment growth is estimated to continue in the near term, with annual average growth remaining at around 13% over the first half of 2004.

… but also result in rising inflation

With strong demand pressures and an economy operating above capacity, CPI inflation is expected to rise from its current rate of 1.5% to about 2.4% over the 2004 year.  Prices for housing and household operation are expected to be significant contributors to this increase.  We expect the Reserve Bank to respond to increased inflationary pressures with one further increase in the OCR around the middle of this year, bringing the OCR in to line with our current assessment of neutral.

The net external sector subtracts from growth

Growth in export volumes is likely to remain volatile over the first half of 2004, with volume growth being solid but not spectacular.  Agricultural exports will contribute to this volatility, with production being affected by weather conditions.  Dairy production was strong in the second half of last year, reflecting good growing conditions up until December at which point dry weather impacted negatively on milkfat production.  Meat production was also affected by the dry conditions in December, with slaughtering being brought forward.  This volatility in production is likely to translate into volatility in export volume growth over the first few quarters of 2004.

Import volume growth continues to be strong and is forecast to peak at 13% in September 2004.  The strong growth in volumes reflects the healthy state of domestic demand, combined with relatively low import prices.

The recent increase in oil prices may play a role in a deterioration in the terms of trade looking forward.  Oil prices have moved significantly higher in recent weeks.  A fuller discussion on the impact of oil prices on the economy is provided in the “Oil Prices” box.

Nominal GDP continues to diverge from real GDP

Growth in nominal GDP is expected to continue its recent divergence from real GDP, with nominal GDP growth forecast to peak at 7.0% for the year ended June 2004.  Price movements for residential investment and increases in the terms of trade contribute to the stronger growth in nominal GDP relative to real GDP.

The strong growth in nominal GDP over the past year helps explain why the fiscal position has continued to improve at the same time as real GDP growth has eased back.

Oil Prices

The oil price assumption underpinning the central forecast is for Brent spot prices to remain around US$32 a barrel over the middle of this year, before easing back towards our assumed “equilibrium” level of crude prices of US$19.  We attempt to capture information from Consensus Forecasts, Brent crude futures prices, and our perceived long-run equilibrium price of oil.  Since the central forecast was finalised, Brent spot oil prices have increased to US$37 a barrel, some 16% above our assumption.  The current spot price is the highest level oil prices have been since October 1990, when Iraq invaded Kuwait in a crisis that culminated in the Gulf War.  The recent increase has been driven by heightened supply concerns in the Middle East and relatively low inventory levels ahead of peak summer demand in the US.  The outlook for international oil prices is a key uncertainty in our forecasts.

Rising international oil prices have a direct impact on domestic inflation via petrol prices, which in turn has an effect on private consumption.  There is also a less direct impact on consumption through the confidence channel, although this is more difficult to quantify.  Higher oil prices impact directly on headline CPI through the increase in the retail price of petrol, which has a 3% weighting in the CPI index.  Our current estimate is that for every US$1 increase in international oil prices, all else constant, retail petrol prices increase by around 1.1 cents per litre (this calculation is based on a constant margin assumption).  Recent weakness in the New Zealand dollar may accentuate the recent rises in international oil prices.  If international oil prices were to spike up to US$40 a barrel – the levels reached briefly in 1990 – retail petrol prices may increase by 6 to 7 cents per litre, adding 0.2% to headline inflation.

Higher inflation from the second round impacts of high oil prices could also occur as businesses attempt to pass their higher input costs onto consumers.  Some airlines have already placed a levy on airfares.  The extent of this second-round impact on inflation depends on the ability of businesses to either absorb the higher cost in their margins or push the cost further down the supply chain.

Since the demand for petrol is largely inelastic in the short term, large spikes in oil prices can be viewed as a tax on consumers as they reduce household discretionary income and result in lower expenditure on other goods and services.  The effect is compounded if consumer confidence is affected as well.  New Zealand households spend approximately 4% of their total expenditure on petrol.  In the event that international oil prices increase to US$40 a barrel, we estimate that household discretionary income would be reduced by around 0.2%.

Economic Outlook

Mid-2004 Through 2005 – the Slowdown Arrives

As the near-term momentum diminishes the economy enters a period of slower growth

While near-term momentum is likely to support economic growth in the first half of 2004, we expect an unwinding, with growth forecast to slow from the second half of 2004.  At the trough of the cycle, GDP growth of 2.3% over the year ended December 2005 is forecast.

There are a number of fundamental factors that will contribute to this slowing in growth.  Net migration has been tracking weaker than the December Update and is expected to slow further.  The exchange rate has tracked higher than that expected in the December Update and peaked at historically high levels.  Oil prices have also risen substantially.

The exact timing and magnitude of the slowdown in growth are sources of uncertainty in this forecast, as they have been over the past year.  Alternative scenarios are examined in Chapter 3 where growth is either sustained at current rates or slows more substantially.

House price and construction growth slows…

Slowing domestic demand makes a significant contribution to the growth slowdown, with household spending playing a key role.   The rapid house price growth that has occurred over the past year comes to an end during the second half of 2004.  Housing construction slows significantly, prior to a two year period beginning in December 2004 in which quarterly growth is either flat or negative.

… in part due to slowing migration…

Slowing population growth due to lower migration levels is an important determinant of firstly slower and then modestly negative house price growth and is also a key influence on the slowing housing construction.  Net migration for the year to June 2004 is assumed to be 23,000, which is 7,000 lower than the assumption used in the December Update.  Net migration then slows to 15,000 for the year to June 2005 and 10,000 in the year to June 2006.  The assumed slowdown in net migration is quite moderate compared with recent historical slowdowns where net migration has rapidly turned negative.  However, there do not appear to be any current signs that would indicate net migration falling more rapidly.

… which also contributes to lower private consumption…

Slower population growth also affects private consumption spending, with growth slowing to 2.2% in the December 2005 year.  Household wealth and house prices are closely related due to the dominance of housing within the assets held by households.  With house price growth slowing and becoming negative, the wealth effects present in the near term are extinguished, contributing to slower private consumption growth.  With smaller capital gains arising from holding housing assets, the potential and willingness to fund consumption purchases via debt are reduced.

The extent to which households are able to accumulate and remain comfortable with accumulating more debt is an important judgement.  An important consideration for households will be the effect that rising debt levels are having on debt servicing costs.  Debt servicing as a proportion of disposable income is forecast to rise throughout the forecast period.  Chapter 3 presents a scenario of weaker domestic growth in which household concerns about their debt levels and debt servicing costs, as well as the future level of house prices, result in a larger reduction in consumer spending.

… as does slower employment growth…

Facing higher wage costs and slowing demand, firms become more reluctant to take on new staff.  Employment growth provides less of a stimulus to household spending, with annual employment growth at the end of 2004 falling below 2% for the first time since the start of 2000, prior to becoming even softer throughout 2005.  The unemployment rate is forecast to rise to 5.0% in the second half of 2005.

… although government spending provides some offset

Government consumption and investment are expected to increase throughout the whole forecast period.  This steady growth in Government spending and the boost to household incomes from the Working for Families package provide a buffer to growth over this period of slowdown.  Non-market investment is likely to be boosted by infrastructure investment, including spending on roads, although the precise timing and magnitude are uncertain.

The effect of the higher exchange rate on export income begins to bite

Despite recent declines in the New Zealand dollar exchange rate, the lagged effect of the exchange rate appreciation of the past few years is expected to impact on growth at the end of calendar 2004 and early 2005.  The unwinding of hedging arrangements that companies may have in place contributes to the impact.

Over this period both export volumes and export income growth are forecast to be lower than at the December Update.  In particular, services and manufacturing export volumes are expected to be negatively affected by the higher exchange rate, while primary export volume growth remains robust due to a lower sensitivity to exchange rate movements.  Quarterly growth in export income is forecast to be lower than the December Update forecast throughout the 2005 calendar year and the start of 2006.  Lower export incomes negatively impact on the spending patterns of exporters, with flow-on effects to those who provide goods and services to exporters.

World prices for New Zealand’s commodity exports have reached record levels.  This growth in world prices has been more than offset by the rising exchange rate.  Commodity prices are expected to soften in the second half of 2004 as world demand stabilises.  This contributes to a falling terms of trade over 2004 and 2005.

While net exports subtract from growth throughout the slowdown period, the negative contribution diminishes over time.  Contributing to this is a fall in the rate of growth in imports, as slowing domestic demand and increasing import prices reduce the demand for imported goods and services.  Annual growth in import volumes falls from a peak of 13% for the September 2004 year to around 3% by the end of 2005.   Growth in import values also slows but to a lesser extent due to the depreciating exchange rate.  After growing at approximately the same rate as import volumes over the March 2005 year, annual growth in import values at the end of 2005, at around 7%, is much faster than the growth in volumes.

The overall effect of these movements in export and import values is an increase in the annual current account deficit from its current level of 4.5% of GDP to a peak of 6.1% in September 2005.

With the slowdown in growth, non-tradable inflation eases

Annual CPI inflation is forecast to peak at 2.6% in the first quarter of 2005, prior to declining to 2.4% at the end of 2005.  Tradables prices have made a negative contribution to the CPI in recent times, but with a depreciating exchange rate the price of imported goods is likely to increase.  Non-tradables inflation, while declining, is also likely to persist into the future.

Growth in nominal GDP is expected to begin to converge towards real GDP, with nominal GDP growth slowing, associated with a downward movement in the terms of trade.  With less demand for residential investment, the current price pressure in this area is also expected to diminish, which also contributes to slower nominal GDP growth.

Forecast Uncertainty

Economic forecasts, as with other forecasting activities, have a degree of uncertainty attached to them.  These uncertainties relate to the data we have available, our understanding of economic relationships both now and through time and to the judgements we apply.  They can also relate to “shocks” that inevitably hit economies.  In recognition of the uncertainties forecasters face we regularly produce economic scenarios presented in Chapter 3 which incorporate differences in judgements from the central forecast.

The magnitude of the uncertainty forecasters face is highlighted by the chart on the right, which shows the average forecast errors for real GDP growth one year ahead.  The forecast errors are based on the NZIER Consensus Forecasts, which is published quarterly.  One observation apparent from the chart is the tendency to initially under estimate growth during periods of economic expansion or growth rebounds, and a tendency to over estimate growth during periods of growth slowdowns.  For example, at the peak of the growth cycle in 1995, the Consensus under-estimated growth by up to three percentage points.  The Consensus also failed to predict the recession of 1999 a year out, forecasting growth rates which were over 3 percentage points higher than what eventuated.  The forecast errors capture a host of information, including unexpected shocks, and errors in judgement around the cycle and trend.  It is difficult to disentangle the effects that each had in contributing to the forecast error.

In our central forecast we do not attempt to predict and incorporate new shocks, and any existing shocks that we identify are assumed to unwind.  For example, the dry weather conditions and outbreak of SARS, which were important considerations in last year’s Budget Update forecasts, were assumed to dissipate over time.

However, the high level of the exchange rate prevailing over the start of this year has prompted some concerns that the economy will slow markedly.  Analysis of past shocks, and particularly their contributions to previous periods of recession, can provide insights for thinking about the forecasts.

One way to analyse past shocks is to use a structural Vector Autoregressive (VAR) model of the New Zealand economy.(6)  The dates of the recessions have been specified as 1991-1993

(6)     Buckle, R A, Kim, K, Kirkham, H, McLellan, N, and Sharma J, “A Structural VAR model of the New Zealand business cycle”, Treasury Working Paper 02/26.

and 1998-1999.  These dates correspond to periods during which New Zealand’s GDP was substantially below trend.(7)

Highlights from this analysis suggest that the major causes of the 1998 growth recession were very different to that of the early 1990s and that it is the culmination of several simultaneous shocks to the economy which are operating in the same direction that cause recessions, or a severe supply shock in the form of adverse climatic conditions.

Beyond 2005 – A Growth Recovery

A rebound in growth begins in late 2005…

Economic growth begins to rebound in late 2005 and early 2006.  Annual real GDP growth steadily picks up, increasing to around 3.4% at the end of 2006 and beginning of 2007.

… as net exports begin to make a positive contribution to growth due to stronger global growth

From late 2005, net exports are forecast to start making a positive contribution to growth for the first time since late 2001.  The turnaround is driven by ongoing growth in the world economy and the delayed effects of the depreciation of the exchange rate.  Export volume growth accelerates significantly, while growth in import volumes remains relatively subdued relative to the rapid growth experienced recently.

The increase in export volumes contributes to strong growth in export earnings.  Nominal export earnings are forecast to grow by 9.4% in the 2007 March year.

Domestic demand picks up, but in a more modest manner…

Domestic demand growth also begins a more modest pick-up, with gross national expenditure (GNE) growth increasing from a low of 2% at the start of 2006 to around just

(7)               This is known as a growth recession, as opposed to the classical recession which is defined as two consecutive quarterly declines in GDP growth.

under 3% at the end of the forecast period.  Increased social assistance spending via the Working for Families policy announced in the 2004 Budget increases household disposable income and provides support to private consumption spending, largely from mid-2005.  While this contributes to private consumption growth, the rebound in growth is forecast to be modest, with growth around 2½%, as households are faced with higher debt servicing costs due to their accumulation of increasing levels of debt.

… and the labour market also strengthens, putting a floor under wage growth

Annual wage growth drops below 4% in early 2006 but is forecast to persist above 3½%.  This encourages businesses to continue to seek improvements in labour productivity rather than rapidly increasing employment.  As a consequence, employment growth remains relatively modest, with employment increasing by about 1½% per annum from the end of 2006.   This rate of increase combined with lower population growth contributes to the unemployment rate falling to 4.8% by 2007/08.

At the end of the forecast period economic growth returns to trend rates

By the final year of the forecast horizon, the rate of economic growth is seen as returning to our best estimate of trend.  The estimated impacts of past shocks in history, or earlier in the forecast horizon, will have worked their way through the economy.

By 2007/08, real GDP growth of 3.0% is forecast.  Domestic demand is forecast to be growing at approximately the same rate as total GDP, and the real contribution of net exports is predicted to be close to zero.  Nominal GDP will be rising at a rate of approximately 5% per annum.

Decomposing GDP growth into its factor contributions highlights the increasing contribution that the capital stock makes to GDP growth and the decreasing contribution that growth in hours worked makes.  This is in contrast to the past few years where GDP growth has been largely sourced from increased labour utilisation.  Multi-factor productivity is expected to make a more sustained contribution to growth than in recent history.

Employment and labour force growth is assumed to be relatively stable and the prevailing unemployment rate, at a little under 5%, is around the level at which wage growth is expected to be relatively stable.  CPI inflation is forecast to decline gradually to about 2% per year.

The balance of payments deficit, at about 5% of GDP, is expected to be sustainable in the longer term without increasing New Zealand’s debt-to-GDP ratio.

Fiscal Forecasts – Finalisation Dates and Key Assumptions

Finalisation Dates

Economic outlook (refer Chapter 1)	27 April

Tax revenue forecasts	28 April

Fiscal forecasts	7 May

Government decisions and circumstances	7 May

Actual asset revaluations	31 March

Foreign exchange rates	31 March

Specific fiscal risks (refer Chapter 4)	7 May

Contingent liabilities and commitments (refer Chapter 4)	31 March

Key assumptions

The fiscal forecasts have been prepared in accordance with the Fiscal Responsibility Act 1994.  They are based on the Crown’s accounting policies and assumptions (refer to the GAAP tables).  As with all assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.  A summary of the key economic assumptions that are particularly relevant to the fiscal forecasts is provided below (on a June-year-end basis to align with the Crown’s balance date of 30 June):

	2003/04		2004/05	2005/06	2006/07	2007/08
June years	BEFU 03	BEFU	BEFU	BEFU	BEFU	BEFU
Real GDP (P) (ann avg % chg)	2.1	3.5	2.4	2.8	3.3	3.0
Nominal GDP (E) ($m)	134,034	137,763	144,441	150,947	158,626	167,051
CPI (annual % change)	1.6	2.2	2.5	2.4	2.1	2.0
Govt 10-year bonds (qty avg %)	6.2	6.0	6.3	6.0	6.0	6.0
90-day bill rate (qty avg %)	5.3	5.6	5.8	5.8	5.8	5.8
Unemployment rate ((HLFS) basis ann avg %)	5.5	4.6	4.7	5.0	4.9	4.8
Full-time equivalent employment (ann avg %)	1.0	2.9	1.0	0.9	1.6	1.4
Current account (% of GDP)	-5.1	-4.9	-5.9	-5.8	-5.3	-4.9

Source:        The Treasury

New Zealand Superannuation (NZS) Fund

The estimated annual contribution to the NZS Fund for the year ending 30 June 2005 is $2.107 billion.  The contribution to the NZS Fund is calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years could be met if the contribution rate were to be held constant at that level for 40 years.

The Government is making the required annual contribution for 2004/05 as calculated by the formula set out in the NZS Fund Act.

$ billion (June year end)	2002	2003	2004	2005	2006	2007	2008
Required contribution	N/A	N/A	1.879	2.107	2.219	2.342	2.504
Actual/Budgeted contribution	600	1.200	1.879	2.107	2.219	2.342	2.504

The underlying assumptions in calculating the contribution are the nominal GDP series to 2048, the New Zealand Superannuation (NZS) expense series to 2048, and the expected long-run net after-tax annual return of the NZS Fund (6.8%) (6.8% December Update).  The forecast rate of return is based on the forecasts of the Guardians of NZS. The GDP and NZS expense series were projected using the assumptions stated in the 2004 FSR.

The Treasury website contains further information on the NZS Fund, as well as a copy of the NZS Fund model.

2

Fiscal Outlook

Summary of Budget Update

The forecast fiscal outlook is strong with the OBERAC remaining above 3% of GDP and debt-to-GDP drifting down.  These tracks are slightly weaker than the December Update due to:

•             the impact of the final 2004 Budget package being higher than that signalled in the 2004 BPS, and

•             the decision to fund additional foreign exchange reserves for the Reserve Bank of New Zealand.

These changes translate into:

•             an OBERAC of $6.0 billion (4.3% of GDP) forecast in 2003/04, around $0.8 billion higher than the December Update largely reflecting lower expenses due to delays in departmental spending (transferred to 2004/05)

•             an OBERAC that decreases in 2004/05 to 3.9% of GDP ($5.7 billion) due to expense growth outpacing revenue growth mainly driven by both the effect of the 2004 Budget package and the catching up in spending delays from 2003/04

•             the OBERAC continuing to decrease in 2005/06 to 3.3% of GDP ($5.0 billion), reflecting a softening in the economic position resulting in slower growth in tax revenue, and the rising profile of the Working for Families package included in the 2004 Budget package.  The OBERAC remains relatively flat over the remainder of the forecast horizon as revenue growth and expense growth converge at around 5% per annum

•             the OBERAC being fully or more than fully utilised on expanding the balance sheet through the building up of financial assets (NZS Fund) and funding the Government’s capital programme.

•             gross sovereign-issued debt (gross debt) in nominal terms being forecast to fall until 2004/05, reflecting that residual cash surpluses from actual outturns are adequate to fund the Government’s spending commitments and repay debt

•             in 2005/06 and beyond, nominal gross debt being forecast to slowly rise as the capital spending is not fully funded from operating surpluses

•             gross debt rising in nominal terms, but as a percentage of GDP it is continuing to fall.  This is because the rate of increased borrowing is lower than the expected growth in the economy.  A falling debt-to-GDP ratio is consistent with the Government’s long-term fiscal objectives

•             gross sovereign-issued debt as a percentage of GDP being forecast to fall from 28.0% of GDP in 2002/03 to 21.8% of GDP by 2007/08, but at a rate slower than forecast in the December Update reflecting the effects of the final 2004 Budget package and additional capital commitments (such as the purchase of additional foreign exchange reserves)

•             as a result of the increased overall cash expected in 2003/04 partially offsetting the forecast increased spending for 2004/05, the Government’s domestic bond programme for 2004/05 remains unchanged from that signalled in the December Update of $2.3 billion.  The Government’s domestic bond programme is $3 billion for 2005/06, $3.6 billion for 2006/07 and $0.5 billion for 2007/08.  There is no change to the remaining 2003/04 programme

•             the NZS Fund being forecast to grow to $15.5 billion by 2007/08, reflecting cumulative contributions of around $11.1 billion between 2003/04 and 2007/08.  The remaining growth represents the expected return on the Fund’s financial assets

•             Tables of the key indicators are located in the Comparison with December Update chapter.

Fiscal Indicators and the Use of the Operating Surplus

There are a number of indicators that are important in understanding the state of the Government’s fiscal position.  All provide important information on the Government’s activity and no one indicator can explain everything.  For example:

•                  the operating surplus reflects the difference between current revenues and current expenses.  It also includes the results of SOEs and Crown entities.  It is an accrual measure showing whether the Government is raising sufficient revenue to cover current expenses.  It does not capture all spending, especially new capital spending

•                  cash flows provide an indicator of the net effect of all activity, operating and capital, and how it will be financed.  Put another way, cash flows can be used to show how any operating surplus is utilised.  They show the cash effect of any operating surplus and how it is then either used to repay debt (which happened through the 1990s when government debt was high) or spent on acquiring assets (which has been the focus recently to save in the NZS Fund or allocate more to new assets)

•                  gross debt is a stock (a balance sheet item).  The debt burden captures the effect of government decisions in that all operating and capital expenditure not funded by revenues or asset sales will need to be funded by borrowing.  The Government is working to ensure debt is falling through 20% of GDP before 2015.

Why does the Government run an operating surplus?  Why is it not “available” for more spending or tax cuts?

The answer to these questions is the Government’s fiscal strategy.  The Government runs an operating surplus to help it save for future demographic issues (hence the contributions to the NZS Fund) and to assist in the financing of the Government’s capital programme.  The Government still needs to borrow some money in many years to fund the shortfall between the forecast operating surplus and the capital programme (which is often larger than the surplus).

The following graph shows how the operating surplus (or OBERAC) is used in each year over the forecast horizon, and therefore why nominal debt has to increase even when there is a “surplus”.

When this line is above zero, there are funds available for repaying debt. Below zero, borrowing is needed to fund spending.

Source:                                     The Treasury

The following table explains how the operating surplus/OBERAC is calculated for the 2003/04 and the 2004/05 financial years and then how it is applied.  Any extra spending or reduced tax revenue would add to the bottom-line cash shortfall (and add to the need to borrow).

	2003/04	2004/05	Description of Items
	$ million	$ million
(the sum of the first three lines = operating balance)	46,621	48,910	Core Crown revenues – these are the revenues the Government collects. They are mainly taxes.
	-42,211	-44,474	Core Crown expenses – these represent most of the Government’s spending, BUT not all of it. They are the day-to-day spending (salaries, benefit payments, etc) that does not create Government assets.
	1,465	1,235	Net surplus of SOEs and Crown entities – this is the net surplus (after dividends) that SOEs and Crown entities make.
	111	—	OBERAC adjustments – removal of large revaluation movements
OBERAC	5,986	5,671	OBERAC – the residual from revenues and expenses less removal of large valuation movements (the OBERAC and operating balance are the same in forecast years).

Less	-266	-710

Retained items and non-cash items – items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities.  The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending.  Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below).

Equals surplus cash flows	5,720	4,961

Cash from operations – these are the cash flows from core Crown operations (excluding the NZS Fund).  They are the cash equivalent of the operating surplus.  They are available to assist funding the capital spending.

Less capital spending	-1,879	-2,107	Contributions to the NZS Fund – the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments.
	-1,593	-1,277	Purchase of assets – departments buy assets including computer equipment, new buildings (eg, prisons) and defence equipment.

	-1,830	-857	Loans to others (advances) – these are mainly student loans (the Government is committed to help students access tertiary education by funding student loans).
	-283	-800	Capital injections – investments in Crown entities to enable them to build hospitals and housing.
	—	-500	Reserve Bank reserves – purchase of extra reserves to assist the Reserve Bank to maintain financial stability.
	—	-228	Capital forecast – an amount set aside for further capital activity. The Government has not yet decided on the specific initiatives.
What is left	135	-808	Cash available/(shortfall) – this amount needs to be funded. Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

Key Trends

The Government continues to sustain strong operating surpluses…

The OBERAC is forecast to peak in 2003/04 at $6.0 billion, before reducing to $5.7 billion in 2004/05 and then to around $5.0 billion over the remaining outyears.  The OBERAC as a percentage of GDP declines from 4.3% in 2003/04 to 3.9% in 2004/05 and then flattens at 3.2% from 2005/06 onwards.

… enabling the cash surpluses to be utilised to fund its investment programme…

The core Crown cash flow from operations (core Crown OBERAC equivalent) will be fully utilised to fund capital programmes.

Table 2.1 – Impact of core Crown operating surpluses on the balance sheet from 2003/04 to 2007/08 inclusive

Source:                           The Treasury

Over the current year and entire forecast horizon (2003/04 to 2007/08) the core Crown generates operating cash surpluses of $21.9 billion.  The cash is invested primarily in NZS Fund contributions of $11.1 billion, advances of $5.7 billion (mainly student loans and refinancing existing private sector debt of the health and housing sectors), purchases of physical assets of $8.1 billion (schools, hospitals, defence equipment, for example) and the purchase of foreign exchange reserves of $1.9 billion.  The table above illustrates that cash operating surpluses are not sufficient to fund all the capital commitments and that there is a residual financing requirement of $4.9 billion.

The residual financing requirement is met from selling existing holdings of surplus marketable securities and deposits and raising some debt.

… while gross debt initially falls and then rises over the forecast horizon…

Gross debt falls in nominal terms to $32.7 billion by 2004/05, and then rises to $36.3 billion by the end of the forecast horizon to be at a similar level to the 2002/03 actual outturn.  As a percentage of GDP, gross debt falls from 28.0% in 2002/03 to 21.8% by 2007/08.

The initial decrease in debt reflects surplus cash from the strong OBERAC results in actual outturns.  Gross debt then slowly rises, reflecting the fact that capital spending is greater than the funding available due to the OBERAC.

The increased cash position from 2003/04 is partially sufficient to absorb the additional spending commitments forecast in 2004/05, resulting in the Government’s 2004/05 bond programme remaining unchanged from that signalled in the December Update of $2.3 billion.  The forecast 2005/06 programme has been increased to $3.0 billion from the $2.8 billion previously forecast.

… net debt also falls before flattening by the end of the forecast horizon.

In nominal terms in the current year net debt falls, reflecting the stronger cash position due to a higher OBERAC and delays in the capital programme.  Unlike gross debt, net debt remains relatively flat between 2004/05 and 2007/08, reflecting the fact that some of the anticipated borrowing is net debt neutral (such as the additional purchase of foreign currency reserves and advances) and the utilisation of past build-up of deposits.

Net debt as a percentage of GDP reduces from 13.7% in 2002/03 to 9.1% by 2007/08, similar to the trend in gross debt.

Net core Crown debt with the financial assets of the NZS Fund is forecast to be below zero by 2007/08.

Revenue and Expenses

Table 2.2 – Revenue and expenses comparison with December Update

Revenue and Expenses (% of GDP)	2003 Actual	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Core Crown Revenue
Budget Update	33.9	33.8	33.9	33.8	33.8	33.8
December Update		34.0	34.1	33.9	33.8	33.7
Total Tax Revenue
Budget Update	30.9	30.7	30.6	30.4	30.3	30.2
December Update		31.0	30.9	30.5	30.2	30.1
Total Crown Revenue
Budget Update	44.3	43.7	43.3	43.3	43.2	43.1
December Update		43.7	44.2	43.9	43.6	43.3
Core Crown Expenses
Budget Update	32.4	30.6	30.8	31.5	31.6	31.6
December Update		30.8	30.7	31.2	31.2	31.1
Total Crown Expenses
Budget Update	42.9	39.5	39.5	40.1	40.1	40.0
December Update		39.3	39.8	40.1	39.9	39.6

Source:                           The Treasury

Over the forecast period, the total Crown revenue-to-GDP and expenses-to-GDP ratios are reasonably stable.

The revenue-to-GDP trend of the total Crown is driven mainly from the trend in “core Crown” revenue forecasts, which are discussed in more detail under the Tax Revenue heading below.

The core Crown expenses-to-GDP ratio rises marginally in 2005/06, reflecting the impact of the final 2004 Budget package and then levelling out at around 31.6% of GDP.

Working for Families, health and education received the majority of funding in the 2004 Budget. As illustrated below, the make-up of core Crown expenses have not altered significantly over the past five years. The majority of the decrease in social welfare expenses as a percentage of total spending over the five years is due to minimal growth in beneficiary numbers reducing the growth in social security expenses compared with other spending areas.

Figure 2.6 – Core Crown functional expenses as a percentage of total expenses

Source:                           The Treasury

Tax Revenue

Table 2.3 – Tax revenue indicators

Tax Revenue ($ million)	2003 Actual	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Total Crown	39,785	42,353	44,193	45,915	48,048	50,532
(% of GDP)
Total Crown	30.9	30.7	30.6	30.4	30.3	30.2

Source:                           The Treasury

Tax forecasts are little changed since the December Update…

The tax forecast relative to GDP follows a pattern broadly similar to that seen in the December Update forecast. In nominal terms, the tax forecasts have not changed by much in any one year, primarily due to two offsetting factors:

•             Lower other persons tax across the forecast horizon.

•             Transport-related taxes increasing from 2004/05 to fund additional transport-related spending.

By June 2008, expected tax revenue is $8 billion higher than in 2003/04, enabling the Government to deliver on its spending programmes while continuing to lower debt levels relative to GDP.  The forecast growth in the economy is the dominant driver of tax revenue across the period to 2008, but behavioural and policy changes also play a role.

Table 2.4 – Change in tax revenue forecasts since December Update

($ million)	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2006/07 Forecast
Tax revenue 2003 December Update	42,251	44,114	6,043	47,944	50,140
Changes
Other persons tax	(205)	(403)	(489)	(470)	(443)
Corporate taxes	126	222	(9)	(62)	16
Resident withholding tax	26	118	150	194	239
Goods and services tax	234	212	103	177	238
Transport tax-related policy changes	—	37	216	243	272
Source deductions	(42)	(81)	(68)	48	90
Other	(37)	(26)	(31)	(26)	(20)
Total Changes	102	79	(128)	104	392
Tax Revenue 2004 Budget Update	42,353	44,193	45,915	48,048	50,532

Source:                           The Treasury

Other persons tax forecasts are down…

Over the past few years, we have seen stagnation in the number of other persons taxpayers.  Despite this stagnation, other persons tax revenue has continued to increase. This is because many other persons taxpayers, such as farmers and builders, have experienced high rates of income growth.  This income growth has more than compensated for the lack of growth in the number of taxpayers.

Looking ahead, average income growth within this tax type is now expected to be much lower than before. Combining this with negligible growth in the number of taxpayers, we now expect to see other persons tax revenue much lower than forecast in the December Update.

… and changes to fuel taxes boost tax revenue from 2005/06 onward …

On 1 April 2005, the excise rate on petrol will increase by 5 cents per litre exclusive of GST.  Further, starting from 1 April 2006, the National Land Transport Fund (NLTF) portion of the petrol excise rate will be inflation-adjusted each year. Corresponding adjustments are planned for some road user charges’ rates.

These two policy changes combined are expected to add upwards of $200 million to tax revenue from 2005/06 onwards. Note that the net effect on the core Crown operating balance and gross debt is neutral as corresponding amounts are included in the expense forecasts to pay for transport-related spending.

… other tax changes are relatively minor against the December Update.

•             Corporate profits are expected to continue their recent run of relatively high growth rates through 2003/04 and 2004/05 before pausing in 2005/06 as the pace of economic growth slows, producing a distinct cycle in the corporate tax forecasts.

•             Resident withholding tax (RWT) forecasts have been revised up because of changes to forecast assumptions.  In this Budget Update forecast, we have assumed that the deposit base will increase each year by an amount equivalent to about half of the interest earned by households each year.

•             GST forecasts have been revised up due to changes to the historical base received from Statistics New Zealand showing that the household consumption base is higher than forecast in the December Update.  The upward revision to the consumption base has pushed up the GST forecasts in all years.

Effects of Tax Policy Changes on the Tax Forecasts

An up coming additional requirement included in the Public Finance (State Sector Management) Bill is an annual statement of tax policy changes that materially affect the tax revenue forecasts.  In anticipation of that change, Table 2.5 details the effect of tax policy changes that have been included in these Budget Update tax forecasts.

Table 2.5 – Material changes in tax revenue forecasts owing to changes in tax policy since December Update

($ million)	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Material policy changes
Improving taxpayer compliance	—	—	34	67	67
Fuel excise and road user charges (RUC) rate changes	—	37	209	213	217
CPI-indexation of transport taxes	—	—	7	30	55
Total changes (GST exclusive)	—	37	250	310	339

The details of each policy change are as follows:

Improving taxpayer compliance

This initiative provides funding for Inland Revenue to position its audit function to respond to the increasing complexity of business structures and tax arrangements.  The additional funding will progressively increase available audit hours, resulting in additional audit-assessed revenue from 2005/06.

Fuel excise and road user charges (RUC) rate changes

On 1 April 2005, the excise rate on petroleum fuels will increase by 5 cents per litre, exclusive of GST.  An equivalent adjustment will be made to the light-vehicle RUC rates.  The additional revenue raised will be used for transport-related spending.

CPI-indexation of transport taxes

From 1 April 2006, the NLTF portion of the petrol excise rate and light-vehicle RUC rates will be inflation-adjusted each year.  The additional revenue raised will be used for transport-related spending.

Inland Revenue’s tax forecasts

In line with established practice, Inland Revenue has prepared an independent set of tax forecasts, based in the short term on more detailed analysis of taxpayer information, and in the longer term reflecting the same underlying macroeconomic trends that underpin the Treasury’s tax forecasts.

Overall, the Inland Revenue and Treasury tax forecasts are broadly similar. Differences in total tax revenue forecasts are less than $100 million in all forecast years. These differences are much smaller than has usually been the case in previous forecasting rounds.

A comparison of Treasury and Inland Revenue forecasts can be found at www.treasury.govt.nz/forecasts/befu/2004.

Expenses

Table 2.6 – Expenses indicators

Expenses ($ million)	2003 Actual	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Core Crown	41,749	42,211	44,474	47,526	50,062	52,749
Core Crown (excluding GSF valuation)	39,905	41,997	44,474	47,526	50,062	52,749
Total Crown	55,224	54,470	57,005	60,531	63,605	66,786
(% of GDP)
Core Crown	32.4	30.6	30.8	31.5	31.6	31.6
Core Crown (excluding GSF valuation)	31.0	30.5	30.8	31.5	31.6	31.6
Total Crown	42.9	39.5	39.5	40.1	40.1	40.0

Source:                           The Treasury

Expenses as a percentage of nominal GDP rise before stabilising

Core Crown operating expenses (excluding valuation items) are expected to rise by 1% of GDP from 30.6% in 2003/04 to around 31.6% of GDP by 2006/07 onwards.  This largely reflects the rising profile of the Working for Families package and other initiatives included in the final 2004 Budget package.

Total Crown expenses follow a similar trend to core Crown operating expenses.

Core Crown expenses (excluding GSF valuation movements) increase on average by around 5.7% per year, though expense growth is lower towards the end of the forecast horizon at around 5% reflecting smaller budgets for 2006 to 2008.

Nominally, core Crown expenses increase around $10.5 billion between 2003/04 and 2007/08.  Removing the GSF liability movements, expenses increase by $10.7 billion over the same period.  The major drivers of these expense increases are indexation of benefits (around $1.3 billion), demographic changes in benefits, the 2004 Budget package and forecast new spending for future Budgets.  The new Budget spending has increased expenses by around $8 billion (GST exclusive, see Figure 2.11 for GST inclusive cumulative increases).

Budget 2004

Details of new spending in the 2004 Budget are documented in a separate Executive Summary released with other Budget documentation.  In summary, Budget 2004 commits new operating resources of around $2.4 billion (GST inclusive) for 2004/05 rising to around $3.8 billion (GST inclusive) in future years.  This is higher than the $2.1 billion rising to $3.4 billion signalled in the 2004 Budget Policy Statement.  The majority of the new spending has been allocated to social services and welfare, health and education spending (refer to Executive Summary for further details of the new spending in the 2004 Budget).

Figure 2.11 represents the cumulative new operating spending for the 2004 Budget through to Budget 2007.  It shows:

•             the 2004 Budget new spending is $2.4 billion rising to $3.8 billion.  It has a rising profile, as some costs of initiatives rise as some policies take time to fully implement (eg, the Working for Families package)

•             Budget 2005 new spending is around $1.8 billion (rising to just under $1.9 billion), while Budget 2006 and Budget 2007 allow for around $1.6 billion of new operating spending.  A portion of the future Budget packages have already been allocated to baselines (eg, health funding package).

Budget 2004 forecasts capital spending totalling $1.3 billion spread over the next four years, plus the legislatively-required NZS Fund contributions and purchase of foreign exchange reserves (totalling $1.9 billion).

Table 2.7 – New capital spending since 2003 Budget Update

($ million)	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
2004 Budget capital spending
Assistance to Business	101	158	92	140	140
Strong Public Service	148	308	183	161	11
Clean and Green Package	(64)	54	19	19	13
Foreign Exchange Reserves	—	500	500	500	400
Total 2004 Budget capital spending	185	1,020	794	820	564

Comparison with December Update

OBERAC and operating balance

Compared with the December Update the OBERAC is forecast to be stronger in 2003/04, reflecting delays in expenses which have been transferred to 2004/05.

From 2005/06, the OBERAC is relatively flat, which is similar to the profile in the December Update, however the Budget Update OBERAC is at lower levels, reflecting the final make-up of the 2004 Budget package and the forecast decrease in SOE and Crown entity surpluses.

Table 2.8 – OBERAC reconciliation (explains changes to the OBERAC since the December Update)

($ million)	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast
OBERAC 2003 December Update	5,207	6,338	5,795	5,918	6,187
Changes
Tax revenue	102	79	(128)	104	392
Other sovereign revenue	27	20	12	10	11
Investment income	(26)	52	(8)	(23)	(28)
Other revenue	56	13	(20)	(23)	(24)
Other change to SOEs and Crown entities (excluding ACC valuation change)	385	(234)	(185)	(198)	(289)
Changes (core Crown expenses excluding GSF 2003/04 valuation)
Reduction in allowance for future operating spending	35	712	1,212	1,965	2,200
Welfare benefits	91	(102)	(503)	(767)	(965)
Education	(19)	(167)	(203)	(260)	(384)
Health	122	(300)	(155)	(683)	(770)
Transport	(18)	(85)	(244)	(316)	(338)
Other core Crown functional expenses	94	(637)	(566)	(565)	(535)
Finance costs	(70)	(18)	(13)	(51)	(92)
Total core Crown expense change	235	(597)	(472)	(677)	(884)
Total Changes	779	(667)	(801)	(807)	(822)
OBERAC 2004 Budget Update	5,986	5,671	4,994	5,111	5,365

Source:                           The Treasury

Table 2.9 – Reconciling the OBERAC to the operating balance for the year ended 30 June 2004

	BEFU	DEFU	Change
	$ million	$ million
OBERAC 2004	5,986	5,207	779
Adjustment for material valuation items
ACC valuation movement	107	419	312
Net GSF valuation movement	(218)	466	684
	(111)	885	996
Operating balance 2004	5,875	6,092	(217)

Source:                           The Treasury

Changes to components within the OBERAC/operating balance forecast include:

•             tax revenue is broadly similar to the December Update over the forecast horizon; the changes reported are a mix of forecasting and policy changes (as outlined earlier in the chapter)

•             the SOE and Crown entity surpluses were higher in 2003/04, mainly reflecting higher investment returns.  From 2004/05 forward, surpluses are forecast to be lower by between $190 million and $290 million, partially reflecting lower ACC surpluses and a shift in transport capital spending into operating (this is debt neutral).

In 2003/04 expenses are lower than the December Update, largely reflecting spending delays transferring into the following year.  Beyond the current year expenses are forecast to be higher mainly due to the final 2004 Budget package and transport expenses (core Crown operating balance neutral as offset by increased tax revenue).  Specific expense changes include:

•             welfare benefit changes are higher over the forecast period due to the introduction of the Working for Families package; partially offset by forecast changes in benefit costs reflecting a lower benefit base than forecast in the December Update, of around $200 million from 2004/05 onwards

•             transport expenses have increased, reflecting new spending, although the increase is funded by an increase in transport-related taxes

•             the change in other functional expenses (education, health and other core Crown functional expenses in Table 2.8) mainly represents the allocation of new spending in the 2004 Budget package, which at the time of the December Update was disclosed as allowance for future operating spending (which has decreased in Table 2.8).

Debt indicators

Gross sovereign-issued debt for 2003/04 has reduced from that forecast in the December Update by around $400 million due to the appreciation of the New Zealand dollar(8).  The change is net debt neutral as the value of foreign currency marketable securities and deposits has also reduced.

The increased cash position from 2003/04 contributes to debt being lower than the December Update in 2004/05.  Gross debt is forecast to be higher by $2.3 billion in 2007/08, reflecting the effects of the final 2004 Budget package and additional capital commitments (such as purchase of foreign exchange reserves).

Net debt follows the same trend as gross sovereign-issued debt and is higher by $1.7 billion by 2007/08.  The lower difference compared with gross sovereign-issued debt reflects, the fact that some of the increase in gross sovereign issued-debt is being used to fund financial assets (eg, purchase of foreign exchange reserves).

(8)               Foreign exchange rates were based on those at 31 March 2004.

Table 2.10 – 2004 Budget Update fiscal indicators

	Year ended 30 June
Fiscal Indicators ($ million)	2003 Actual	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Revenue
Total revenue	57,027	60,194	62,525	65,374	68,565	72,000
Core Crown revenue	43,624	46,621	48,910	51,027	53,586	56,499
Expenses
Total expenses	55,224	54,470	57,005	60,531	63,605	66,786
Core Crown expenses	41,749	42,211	44,474	47,526	50,062	52,749
Operating balance - Core Crown	1,875	4,410	4,436	3,501	3,524	3,750
Operating balance - Crown entities	(123)	995	749	936	1,050	1,078
Operating balance - SOEs	428	688	835	928	934	965
Dividend elimination	(214)	(218)	(349)	(371)	(397)	(428)
Operating balance	1,966	5,875	5,671	4,994	5,111	5,365
OBERAC	5,580	5,986	5,671	4,994	5,111	5,365
Cash available/(shortfall to be funded)	1,217	135	(808)	(1,176)	(1,466)	(1,541)
Debt Indicators
Gross sovereign-issued debt	36,086	34,031	32,663	33,622	34,946	36,344
Total gross Crown debt	38,285	35,640	34,857	36,579	37,572	37,684
Net core Crown debt	17,577	15,901	15,336	15,162	14,985	15,136
Net core Crown debt with NZS Fund assets	15,693	12,016	9,013	6,118	2,909	(345)
Net worth	23,781	29,732	35,403	40,397	45,508	50,873
Domestic bond programme	2,551	2,216	2,311	2,958	3,556	538
Nominal GDP	128,730	137,763	144,441	150,947	158,626	167,051
Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	44.3	43.7	43.3	43.3	43.2	43.1
Core Crown revenue	33.9	33.8	33.9	33.8	33.8	33.8
Expenses
Total Crown expenses	42.9	39.5	39.5	40.1	40.1	40.0
Core Crown expenses	32.4	30.6	30.8	31.5	31.6	31.6
Operating balance	1.5	4.3	3.9	3.3	3.2	3.2
OBERAC	4.3	4.3	3.9	3.3	3.2	3.2
Debt Indicators
Gross sovereign-issued debt	28.0	24.7	22.6	22.3	22.0	21.8
Total gross Crown debt	29.7	25.9	24.1	24.2	23.7	22.6
Net core Crown debt	13.7	11.5	10.6	10.0	9.4	9.1
Net core Crown debt with NZS Fund assets	12.2	8.7	6.2	4.1	1.8	-0.2
Net worth	18.5	21.6	24.5	26.8	28.7	30.5
New Zealand Superannuation Fund
Fund asset returns (after tax)	69	122	331	502	690	901
Fund contributions	1,200	1,879	2,107	2,219	2,342	2,504
Fund assets (year end)	1,884	3,885	6,323	9,044	12,076	15,481
% of GDP	1.5	2.8	4.4	6.0	7.6	9.3

Source:                           The Treasury

Table 2.11 – 2003 December Update fiscal indicators

	Year ended 30 June
Fiscal Indicators ($ million)	2003 Actual	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Revenue
Total revenue	57,027	59,522	63,160	66,223	69,077	72,128
Core Crown revenue	43,624	46,330	48,718	51,173	53,539	56,180
Expenses
Total expenses	55,224	53,508	56,900	60,508	63,240	66,022
Core Crown expenses	41,749	41,868	43,877	47,054	49,385	51,865
Operating balance - Core Crown	1,875	4,462	4,841	4,119	4,154	4,315
Operating balance - Crown entities	(123)	1,308	1,028	1,084	1,178	1,276
Operating balance - SOEs	428	606	781	981	1,032	1,088
Dividend elimination	(214)	(284)	(312)	(389)	(446)	(492)
Total operating balance	1,966	6,092	6,338	5,795	5,918	6,187
OBERAC	5,580	5,207	6,338	5,795	5,918	6,187
Cash available/(shortfall to be funded)	1,217	(1,107)	652	6	(412)	(530)
Debt Indicators
Gross sovereign-issued debt	36,086	34,469	32,940	33,019	33,604	34,057
Total gross Crown debt	38,285	36,118	35,091	34,937	34,103	33,154
Net core Crown debt	17,577	16,935	15,442	14,619	13,878	13,439
Net core Crown debt with NZS Fund assets	15,693	13,050	9,250	5,780	2,101	(1,626)
Net worth	23,781	29,920	36,258	42,053	47,971	54,158
Domestic bond programme	2,551	2,235	2,317	2,841	3,314	—
Nominal GDP	128,730	136,112	142,932	150,944	158,512	166,744
Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	44.3	43.7	44.2	43.9	43.6	43.3
Core Crown revenue	33.9	34.0	34.1	33.9	33.8	33.7
Expenses
Total Crown expenses	42.9	39.3	39.8	40.1	39.9	39.6
Core Crown expenses	32.4	30.8	30.7	31.2	31.2	31.1
Operating balance	1.5	4.5	4.4	3.8	3.7	3.7
OBERAC	4.3	3.8	4.4	3.8	3.7	3.7
Debt Indicators
Gross sovereign-issued debt	28.0	25.3	23.0	21.9	21.2	20.4
Total gross Crown debt	29.7	26.5	24.6	23.1	21.5	19.9
Net core Crown debt	13.7	12.4	10.8	9.7	8.8	8.1
Net core Crown debt with NZS Fund assets	12.2	9.6	6.5	3.8	1.3	-1.0
Net worth	18.5	22.0	25.4	27.9	30.3	32.5
New Zealand Superannuation Fund
Fund asset returns (after tax)	69	122	328	491	673	878
Fund contributions	1,200	1,879	1,979	2,156	2,265	2,410
Fund assets (year end)	1,884	3,885	6,192	8,839	11,777	15,065
% of GDP	1.5	2.9	4.3	5.9	7.4	9.0

Source:                           The Treasury

Risks to Fiscal Forecasts

The fiscal forecasts were finalised on 7 May 2004 in accordance with the forecast accounting policies.  There are certain risks around the forecast results.  To assist in evaluating such risks the following chapters should be read in conjunction with the fiscal forecasts:

•             Specific fiscal risks (Chapter 4) – The fiscal forecasts incorporate government decisions up to 7 May 2004.  The specific fiscal risks chapter covers specific policy decisions that are under active consideration by the Government at the time of the finalisation of the forecasts.

•             Risks and scenarios (Chapter 3) – The fiscal forecasts are based on the economic forecasts presented in Chapter 1 and any variation from the economic forecast will affect on the fiscal forecasts, in particular tax revenue and benefit expenses.  The risks and scenarios chapter discusses the effect on the forecasts under different circumstances.

In addition to the specific fiscal risks and the link to the economic forecasts, there are a number of forecasting issues explained below that may arise in future.

Tax forecasting risks

Since the New Zealand economy is entering a slowdown period, we have exercised some caution in the tax revenue estimations, particularly in the tax types most affected by the business cycle.  It is possible that the response of tax revenues to the economic slowdown will be more pronounced than we have forecast, meaning that the tax forecasts may be too high.  On the other hand, it is also possible that business incomes and, consequently, business taxes may hold up better than expected because, for example, balance sheets may be in better shape than they were in the last downturn of the late 1990s.

On balance, we believe that the tax forecasts are close to the mid-point of possible outcomes, given the macroeconomic forecasts.  However, given the uncertainty around the magnitude of the response of the tax system to an economic slowdown, the range of possible outcomes for tax revenue over the next few years may be larger than has been the case in recent forecasts.

State-owned enterprises and Crown entities forecasts

The forecasts for large SOEs and Crown entities were provided in March 2004 based on their best assessments at that time.  These entities are still in the process of finalising their individual Statements of Intent and their individual forecasts may alter.

Revaluation of property, plant and equipment

Crown accounting policy is to revalue certain classes of property, plant and equipment on a regular basis.  In certain circumstances the valuation will be affected by foreign exchange rates, so any appreciation in the New Zealand dollar (from 30 June 2003) will adversely affect the current physical asset values included in the fiscal forecasts.

Discount rates

The GSF and ACC liabilities included in these forecasts have been valued as at 29 February and 31 March respectively.  The liabilities are to be next valued at 30 June 2004 for inclusion in the year-end financial statements.  Any change in discount rates will affect the presented fiscal forecast.  For example, if the discount rate rises, the value of the liabilities will decrease.

International financial reporting standards

The New Zealand Accounting Standards Review Board announced in December 2002 that International Financial Reporting Standards (IFRSs) will apply to financial reporting by both public and private sector entities from 1 January 2007, but with entities having the option to adopt from 1 January 2005.

The Crown plans to adopt the New Zealand IFRSs in the 2007 Budget.

Tertiary education institutes’ (TEIs’) accounting treatment

The forecast information presented in the 2003 Budget Update combined TEIs on a line-by-line basis.  As noted in previous publications the combination treatment of TEIs remains unresolved.

The combination method adopted in these forecasts is to equity account for the TEIs’ net surpluses and net investment and not the TEI revenues, expenses, assets and liabilities on a line-by-line method.  This is consistent with the treatment adopted in the 2003 Crown financial statements.

To ensure comparability, the forecasts contained in the 2003 Budget Update have been restated where published as part of the 2004 Budget Update.  The key indicators are unchanged as a result of the combination approach for TEIs (refer to 30 June 2003 Crown financial statements).

3

Risks and Scenarios

Summary

•             The Budget Update forecasts reflect a number of judgements about how different factors affecting the economy will evolve. If actual events evolve differently from these judgements, the economy could go down an alternative path to that of our central forecast, with consequent impacts on the fiscal outlook.

•             As discussed in Chapter 1, we appear to be approaching a further slowdown in economic growth. The future pace and depth of that slowdown rely on how different factors evolve. This chapter explores what is likely to happen to economic and fiscal outcomes if a few key factors evolve differently.

•             Private consumption growth is a key risk to the central forecast as household debt has increased faster than household income. The scenario of rapid household debt consolidation shows a temporary reduction in real GDP but permanently lower nominal GDP, which results in a deterioration of the fiscal position.

•             Weighing up the impact of the exchange rate cycle on the economy and likely future movements have been key judgements in forming the central forecast. The second scenario is based on a more rapid depreciation of the exchange rate, combined with a period of stronger near-term momentum. This scenario results in a period of sustained economic growth and permanently raises nominal GDP, improving the fiscal position.

Economic Risks

The central forecast reflects the balancing of the upside and downside risks facing the economy to arrive at our best assessment of the way the economy is likely to develop.  This requires a number of key judgements to be made about how the various forces affecting the economy will evolve.  If actual events differ from these judgements, the economy may deviate from our central forecast.

Many of the key risks are domestically focused

Many of the key judgements underpinning the central forecast centre on the domestic economy. This is because the outlook for the external economy appears to be more certain than it has for the past few years. There are upside and downside risks around the economic outlook.

In the near term there is a risk that the central forecast has underestimated the strength of current domestic momentum.  Since the central forecast was finalised there have been a number of data outturns that have been more positive than expected, including strong employment growth and a fall in the unemployment rate in the March quarter, combined with strong retail spending in the month of March.

A risk to the central forecast is that it incorporates an ongoing build up in household debt. The ratio of debt to household income is at record high levels. A key uncertainty in the economic outlook is around households’ willingness to continue to expand debt further, with the associated cash flow implications of higher interest payments. One of the scenarios in the subsequent section considers how the economy may develop if households attempt a more aggressive consolidation of their balance sheets.

An additional risk to domestic demand is that net migration could fall faster or further than the assumption contained in the central forecast. A significantly lower level of net migration is likely to cause household spending to moderate, reduce residential investment and reduce support for wealth increases from high house prices, and is likely to reduce current inflationary pressure in the non-tradable sector and therefore reduce the requirement for any further monetary policy response.

Productive capacity has been propelled by significant increases in labour utilisation over the past decade. Implicit in the central forecast is a view that labour utilisation does not have much further scope to increase, requiring firms to meet output growth by increasing capital inputs. Output capacity growth could be reduced if capital deepening does not occur as forecast.

The historically low unemployment rate also increases the risk of wages rising more sharply than in the central forecast. The December Update showed a band of estimates of the non-accelerating inflation rate of unemployment (NAIRU) that indicated that the current level of the unemployment rate could be adding to wage pressure. Additional indicators of wage pressure include high survey measures of labour shortages and labour as a limiting factor on production. If wages accelerated more sharply than in the central forecast, this could flow into a more widespread increase in inflationary pressure and act as a further constraint on production.

But the international backdrop remains important

Developments in the world economy can be an important driver of domestic activity, largely through the impact on both the prices and volumes of exports and imports, as well as through interest rates and confidence.  Chapter 1 outlined the Consensus forecasts for trading partner growth that underpin the central forecast. Over time Consensus forecasts of global growth for 2004 have continued to be revised up, with increasing signs of a global recovery and lower perceptions of geopolitical risk.

There are still some upside risks around the global outlook.  Recent data has largely surprised on the upside, particularly for the US. If global growth is stronger than expected due to very stimulatory monetary policy (and fiscal policy in the US) then some countries could face inflationary risks. A strong monetary policy response would likely cause a larger global economic cycle, implying stronger demand for New Zealand exports through most of the forecast period, but possibly lead to weaker demand for exports further out.

However, the global economy still contains a number of structural imbalances, which continue to be exacerbated as US domestic demand has risen faster than that of other countries. A particular concern is how the sizeable US current account and budget deficit adjustment will work through, including the response of the US dollar. As we have witnessed recently, our exchange rate is closely related to perceptions of the US economy. If the US dollar weakens as part of this adjustment process, it could lead to a significant appreciation of the New Zealand dollar, with a subsequent impact on New Zealand’s economic outlook.

The effects of the recent exchange rate cycle on the economy and the future path of the exchange rate are key judgements. Analysis of the impact of the exchange rate on the economy is complicated by the importance of cross rates with particular trading partners, various hedging strategies of firms, and commodity price movements.  The central forecast incorporates a negative impact from the exchange rate on services and manufactured export volumes, with a lag of up to two years. The extent to which exporters’ incomes suffer from the previous level of the exchange rate and how this feeds through into domestic spending behaviour is a risk to the outlook. However, if the pace of the recent depreciation of the exchange rate continues, there is potential for higher export receipts, with a flow-on impact on real and nominal GDP growth. This possibility is included as a scenario in the next section.

Economic Scenarios

The following scenarios present two possible growth paths for the economy when some of the key judgements underlying the central forecast are altered. In the first scenario, labelled “Household debt consolidation”, domestic momentum is weaker than in the central forecast as households reduce expenditure due to high levels of debt and the rising cost of debt servicing, combined with fears around the level of future house prices. The second scenario labelled “Lower exchange rate and stronger short-term momentum” shows the exchange rate falling more quickly through 2004 and slightly stronger initial domestic momentum than in the central forecast. The scenarios are two of a large number of possible examples, and do not represent upper or lower bounds for the central forecast, with more extreme paths possible.

Table 3.1 – Alternative scenarios: summary

	2002/03 Actual	2003/04 Estimate	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast
Production GDP (annual average % change, March years)

Central forecast	4.4	3.3	2.8	2.5	3.4	3.0

Household debt consolidation	4.4	3.3	2.2	1.9	4.1	3.2

Lower exchange rate and stronger short-term momentum	4.4	3.3	3.2	3.2	2.9	2.6

Nominal Expenditure GDP (annual average % change, March years)

Central forecast	3.8	6.1	5.7	4.3	5.0	5.3

Household debt consolidation	3.8	6.1	5.1	3.2	5.0	5.2

Lower exchange rate and stronger short-term momentum	3.8	6.1	6.1	5.3	5.0	5.2

OBERAC ($ billion, June years)

Central forecast	5.6	6.0	5.7	5.0	5.1	5.4

Household debt consolidation	5.6	6.0	5.2	4.3	4.6	4.9

Lower exchange rate and stronger short-term momentum	5.6	5.9	6.0	5.6	5.4	5.6

Sources:                    Statistics New Zealand, The Treasury

Household debt consolidation

In the central forecast, real GDP growth shows a modest slowdown, before rebounding to above trend in 2006/07. In this scenario initial GDP growth is weaker as households are assumed to reduce the growth rate on their level of debt by cutting back on consumption and residential investment. This consolidation is due to rising unease about a number of risk factors around rising levels of debt and exposure to the housing market. The risk factors leading to household unease include: a ratio of debt to household income at record high levels; recent very rapid house price increases; falling net migration lowering housing demand; and expectations of further interest rate increases raising debt servicing costs. This weaker domestic momentum sees real GDP growth fall to 2.2% in 2004/05 and 1.9% in 2005/06 and then rising to above trend as the domestic economy recovers.

Discomfort with current levels of debt combined with rising debt servicing costs is assumed to lead to households reducing consumption growth.

Concern about the state of the housing market and levels of debt also leads to households reducing demand for residential investment. Once the backlog of residential orders is cleared, residential investment growth turns negative in 2005/06.  Residential investment cycles of this size have not been uncommon in history.

Falling domestic demand eases capacity constraints and lowers firms’ profit margins. Businesses respond to this weaker demand by slowing their rates of investment.

Table 3.2 – Household debt consolidation

(Annual average % change, March years)	2002/03 Actual	2003/04 Estimate	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast
Private consumption	4.4	5.4	2.8	1.6	2.6	2.8
Residential investment	23.4	15.7	2.0	-15.7	2.0	3.3
Business investment	5.6	12.9	8.2	1.8	3.4	5.1
Gross national expenditure	4.6	7.1	4.0	1.0	3.1	3.2

Exports of goods and services	7.0	0.3	5.4	4.1	5.7	4.3
Imports of goods and services	9.4	11.8	9.4	0.9	3.1	4.1

GDP (production measure)	4.4	3.3	2.2	1.9	4.1	3.2

Employment growth	2.6	2.8	1.4	0.1	1.2	1.7
Unemployment rate(1)	4.9	4.6	4.8	5.6	5.3	5.0
90-day bank bill rate(2)	5.8	5.5	5.7	5.3	5.6	5.7
TWI(2)	60.6	66.9	62.4	59.9	58.1	57.6
CPI(3)	2.5	1.5	2.5	1.7	1.7	1.9
Current account balance (% GDP)	-3.9	-4.8	-5.8	-5.4	-4.8	-4.6
Nominal GDP (expenditure measure)	3.8	6.1	5.1	3.2	5.0	5.2

Sources:                    Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:  (1)                       Percentage of labour force, March quarter, seasonally adjusted.

(2)     Average for March quarter.

(3)     Annual percentage change, March quarter.

With slower growth, businesses cut back on employment plans and employment growth is flat in the 2005/06 year, pushing the unemployment rate to a peak of 5.6%. Lower income growth and job security fears flow into household behaviour, compounding the impact of reduced household willingness to take on debt.

In this scenario the Reserve Bank responds with a lag and 90-day bill rates remain at neutral through 2004. With falling non-tradable inflation due to capacity constraints easing, the Reserve Bank starts a programme of rate cuts, with 90-day bill rates dropping to 5.3% in 2005.

By the end of 2006, households have reduced their levels of debt to a level with which they are comfortable and the cost of servicing that debt is reduced. This is combined with a period of a low exchange rate and supportive interest rates. So from 2006 private consumption, residential investment and business investment all grow faster than in the central scenario, boosting GDP growth.

By the end of the forecast period real economic activity is almost back to the central forecast level.  However, the negative price level shock is permanent, and nominal GDP is around $2.9 billion lower than in the central forecast, which has a negative impact on the OBERAC.  Moreover, with a number of years of weak GDP growth, profit growth will be under considerable pressure and could lead to an increased build-up of tax losses.

Lower exchange rate and stronger short-term momentum

This scenario illustrates the impact of the exchange rate falling more sharply in 2004, leading to stronger exports and weaker imports, combined with slightly stronger initial domestic momentum. Stronger growth in the first half of the forecast period exacerbates capacity constraints, with the interest rate response leading to below-trend growth from 2007.

Since our forecasts were finalised the exchange rate has been dropping faster than anticipated, largely on the back of positive news about the US economy. This scenario assumes expectations about the US and other key economies continue to improve, and the interest rate differential between New Zealand and other economies continue to close.

The faster fall in the exchange rate provides a greater boost to export volumes, contributing to ongoing real GDP growth of around 3.2% through to 2006. Growth rates ease back to slightly below trend from 2007, as the Reserve Bank moves to dampen inflationary pressure with higher interest rates.

The exchange rate falls to a low of almost 57 in 2006, leading to stronger export growth and weaker import growth than in the central scenario. The current account deficit is smaller than in the central forecast, particularly through the middle of the forecast period where it drops to a low of -4.6% of GDP in 2007/08.

Stronger initial household momentum boosts private consumption in 2004, but from 2005 consumption growth is lower than in the central scenario, largely due to higher interest rates. Stronger household demand also boosts initial residential investment. Business confidence is also supported by stronger domestic momentum and the falling exchange rate.

Employment growth is initially buoyed by stronger output expansion than in the central forecast. With the unemployment rate falling to a low of 4.1% in 2006, the tight labour market leads to wage increases of around 4% for most of the forecast period, which leads to a slowing in employment growth. Strong labour income growth and higher levels of job security boost household confidence and help to offset the negative impact of high interest rates on private consumption from 2005.

Table 3.3 – Lower exchange rate and stronger short-term momentum

(Annual average % change, March years)	2002/03 Actual	2003/04 Estimate	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast
Private consumption	4.4	5.4	3.7	2.2	2.4	3.1
Residential investment	23.4	15.7	8.7	-7.9	-12.3	-0.6
Business investment	5.6	12.9	8.8	4.7	0.5	3.8
Gross national expenditure	4.6	7.1	5.0	2.1	1.8	3.0

Exports of goods and services	7.0	0.3	5.5	5.8	6.1	3.0
Imports of goods and services	9.4	11.8	9.9	2.4	2.8	3.7

GDP (production measure)	4.4	3.3	3.2	3.2	2.9	2.6

Employment growth	2.6	2.8	1.5	1.6	1.8	0.6
Unemployment rate(1)	4.9	4.6	4.5	4.1	4.6	5.0
90-day bank bill rate(2)	5.8	5.5	5.8	6.6	6.0	5.8
TWI(2)	60.6	66.9	60.9	57.7	58.2	58.1
CPI(3)	2.5	1.5	2.7	2.9	2.7	2.2
Current account balance (% GDP)	-3.9	-4.8	-5.9	-5.3	-4.6	-4.8
Nominal GDP (expenditure measure)	3.8	6.1	6.1	5.3	5.0	5.2

Sources:                    Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:	(1)	Percentage of labour force, March quarter, seasonally adjusted.
	(2)	Average for March quarter.
	(3)	Annual percentage change, March quarter.

In this scenario tradable inflation rises rapidly as import prices increase from the depreciating exchange rate. In addition, the stronger economy puts further pressure on non-tradable inflation as capacity constraints intensify. To combat inflationary pressures 90-day bill rates are required to rise above neutral, peaking at 6.6% in 2006.

Interest rate increases lead to residential investment falling and business investment growing weakly in 2006/07, helping to slow the domestic economy.

In this scenario, the level of real GDP at the end of the forecast period is almost back to the level in the central forecast. However, the price-level shock is permanent, so nominal GDP is $2 billion higher at the end of the forecast period, with a positive impact on the OBERAC. In addition, strong real GDP growth in the middle years of the forecast period will boost profit growth and limit the build-up of tax losses.

Fiscal Scenarios

The fiscal position is strongly influenced by the economy. The major economic determinants, and how they impact on the fiscal position, are listed below. While each effect is expressed in terms of an increase, the opposite impact applies for a decrease.

•             Nominal GDP – stronger GDP levels are reflected in a higher tax take, which increases the operating balance and lowers the government’s debt.

•             Annual wage growth – higher wage growth increases labour costs, which contribute to most expense classes. This lowers the operating balance and lifts debt levels.

•             Interest rates – higher interest rates lead to increased debt financing costs. While interest-based revenue increases too, the negative effect of higher finance costs on the operating balance dominates, meaning debt increases.

•             The level of unemployment – higher levels of unemployment translate to increased spending, because the number of unemployment beneficiaries rises. This decreases the operating balance and raises debt levels.

•             CPI inflation – as most benefits are indexed to CPI movements, higher inflation increases benefit costs. This reduces the operating balance and increases debt.

Table 3.4 – Alternative scenarios: OBERAC and gross debt

June years	2002/03 Actual	2003/04 Estimate	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast
OBERAC ($ billion)
Central forecast	5.6	6.0	5.7	5.0	5.1	5.4
Household debt consolidation	5.6	6.0	5.2	4.3	4.6	4.9
Lower exchange rate and stronger short-term momentum	5.6	5.9	6.0	5.6	5.4	5.6

Gross sovereign-issued debt ($ b)
Central forecast	36.1	34.0	32.7	33.6	34.9	36.3
Household debt consolidation	36.1	34.1	33.2	34.8	36.6	38.5
Lower exchange rate and stronger short-term momentum	36.1	34.1	32.4	32.8	33.8	34.9

OBERAC (% GDP)
Central forecast	4.3	4.3	3.9	3.3	3.2	3.2
Household debt consolidation	4.3	4.3	3.6	2.9	3.0	3.0
Lower exchange rate and stronger short-term momentum	4.3	4.3	4.1	3.7	3.4	3.3

Gross sovereign-issued debt (% GDP)
Central forecast	28.0	24.7	22.6	22.3	22.0	21.8
Household debt consolidation	28.0	24.7	23.2	23.5	23.5	23.4
Lower exchange rate and stronger short-term momentum	28.0	24.7	22.3	21.4	21.0	20.7

Sources:                    Statistics New Zealand, The Treasury

The two alternative scenarios have contrasting impacts on the key fiscal indicators, although the differences from the central forecast are more pronounced for the “Household debt consolidation” scenario. In this scenario the reduction in economic growth, compared with the central forecast, is more severe than the corresponding rise in growth in the “Lower exchange rate and stronger short-term momentum” scenario.

In the “Household debt consolidation” scenario the OBERAC is below the central forecast value in every year of the Budget forecast. Weaker GDP growth translates to reduced tax revenue. While a lower inflation track reduces benefit growth and weaker wage growth lowers other expenses, these effects are not enough to offset the fall in tax revenue.

Compared with the central forecast, the OBERAC is stronger under the “Lower exchange rate and stronger short-term momentum” scenario in the final four years. The difference is greatest in 2005/06, with the gap almost closing by the end of the forecast period. In this scenario, stronger GDP growth from 2004/05 onwards produces higher tax revenue. In 2004/05 and 2005/06 increased debt financing costs, due to higher interest rates in these years, marginally reduce the impact of stronger tax flows on the OBERAC. Interest rates are higher due to the scenario’s weaker exchange rate. In 2006/07 and 2007/08, stronger wage growth and higher inflation increase operating expenses above their levels in the central forecast. This dampens the impact of higher tax revenue on the OBERAC in these years.

Reduced operating balances in every year of the forecast track, under the “Household debt consolidation” scenario, mean borrowing requirements are higher in every year. This has a cumulative effect in increasing gross sovereign-issued debt (GSID) over the forecast horizon. The result is a relatively flat GSID-to-GDP track, rather than the decreasing profile in the central forecast.

For the “Lower exchange rate and stronger short-term momentum” scenario, GSID has a lower track, compared with the central forecast, from 2004/05 onwards. Higher operating balances result in lower borrowing, which reduces debt. Because the increases in the OBERAC from the central forecast were not as great as the decreases were in the “Household debt consolidation” scenario, the decreases in GSID are also not as marked as the increases were in the other scenario.

Fiscal Sensitivities

The scenario above indicates the sensitivity of fiscal aggregates to changes in economic conditions.  Table 3.5 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables.

Table 3.5 – Fiscal sensitivity analysis

($ million) June Years	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast
1% Lower Nominal GDP Growth per Annum
Revenue	(425)	(870)	(1,380)	(1,905)
Expenses (mainly debt servicing)	15	50	120	220
Impact on the Operating Balance	(440)	(920)	(1,500)	(2,125)

Revenue Impact of a 1% Decrease in the Growth Rates of:
Wages and salaries	(180)	(375)	(590)	(825)
Taxable business profits	(95)	(210)	(335)	(470)

One Percentage Point Lower Interest Rates
Interest income	(24)	(32)	(42)	(53)
Expenses	(124)	(167)	(212)	(243)
Impact on the Operating Balance	100	135	170	190

One Percentage Point Lower Real Interest Rates
ACC liability (SOE and Crown entity surpluses)	(700)
GSF liability (expenses)	(1,900)
Impact on the Operating Balance	(2,600)

The forecasts of capital contributions for 2004/05 to 2007/08 are sensitive to the expected net after-tax annual return of the NZS Fund, which in turn depends on the expected gross rate of return assumed on the Fund’s assets:

Table 3.6 – New Zealand Superannuation Fund contributions sensitivity analysis

Variable	Marginal Change	Effect on Net Return After Tax	Effect on Capital Contribution ($ billion)
	(%age points)	(%age points)	2004/05	2005/06	2006/07	2007/08
Expected gross rate of return	-1%	-0.67%	+0.155	+0.165	+0.180	+0.195

A +1% change in the gross rate of return would have symmetrical, negative effects on the required capital contribution track across these years.

4

Specific Fiscal Risks

Introduction

This chapter describes the specific fiscal risks to the Crown, including contingent liabilities.  The Fiscal Responsibility Act (FRA) requires disclosure of all government decisions and other circumstances that may have a material effect on the fiscal and economic outlook.

Criteria for Disclosure of Specific Fiscal Risks

To ensure a practicable and consistent disclosure approach, fiscal risks are disclosed based on the following criteria, consistent with the principles of the FRA:

•             Reasonable certainty criteria – risks have not been included in the fiscal forecasts because they reflect government decisions or legislative commitments with uncertain fiscal consequences or timing.

•             Materiality criteria – risks have an impact on the fiscal forecasts (operating balance, net worth or gross debt) of $10 million or more in any one forecast year.

•             Active consideration criteria – risks are being actively considered by the Minister of Finance and responsible Ministers (ie, are the subject of written reports) or are decisions that have been deferred until a later date.

Exclusions from Disclosure

The FRA requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

•             prejudice the substantial economic interests of New Zealand, or

•             prejudice the security or defence of New Zealand or international relations of the Government, or

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Specific fiscal risks do not include:

•             normal forecasting risks, such as uncertainty around welfare benefits, SOE/Crown entity surpluses, the impact of regular revaluations of physical assets, finance costs, or fluctuations in external markets

•             possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities

•             discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

Contingent liabilities are also included according to materiality.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of contingent liabilities remains unchanged.

Information Relating to All Disclosed Risks

•             The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

•             All risks, should they eventuate, would impact on the Government’s forecast operating and/or capital spending amounts.

•             These are forecast spending amounts already incorporated into the forecasts, to accommodate policy initiatives on which decisions have yet to be made.  Most risks outlined in this chapter, if they eventuate, would be covered by these amounts and therefore have no impact on the forecasts.  The risks have been disclosed to indicate the pressure the risks place upon the forecast spending amounts.

•             If the total of all risks considered exceeds the forecast new operating spending amounts in the forecasts, this would impact on the operating balance.

•             There are a number of other pressures on the fiscal position that have not been included as risks.  These pressures comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers.  Such items are expected to be managed within forecast spending amounts noted above.

Time-Limited Funding

Time-limited funding does not meet the definition of a “risk” under the FRA, but is further information that is prepared to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period.

The following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point, using a $5 million materiality threshold.  They are often related to pilot programmes that may or may not be extended.  If operating funding were to be appropriated to maintain funding levels for these initiatives (ie, extend the initiative beyond its current scheduled completion date), the total impact would be up to

$28 million in 2005/06 and $35 million from 2006/07, which would need to be managed within the forecast operating spending amounts.

Vote	Description of initiative	Operating impact ($ million)

Agriculture and Forestry	Sustainable Farming Fund	10 from 2006/07

Defence Force	New Zealand Defence Force contribution to Operation Enduring Freedom	7 from 2005/06

Defence Force	Provincial Reconstruction Team to Afghanistan	16 in 2005/06, 20 from 2006/07

Education	Microsoft Software Licensing	5 in 2006/07, 9 from 2007/08

Housing	Rural Housing Programme	5 in 2005/06, 2006/07, 2007/08

Statement of Specific Fiscal Risks

The tables below summarise fiscal risks as at 7 May 2004.

Quantified Risks(9)

The risks outlined in these tables would, if they eventuate, impact on the Government’s forecast new operating and/or capital spending amounts.

The Minister of Finance has yet to fully consider the quantum of these risks.

Risks as at 7 May 2004	Operating balance/net worth	Gross debt(10)	($ million)

New risks

Health – Orthopaedics	Decrease	Increase	-18 operating in 2005/06, -25 in 2006/07, -30 in 2007/08

Health and ACC – Public Health Acute Services	Decrease	Increase	-32 operating in 2004/05, -8 operating in outyears

Internal Affairs – Weathertight Homes Resolution Service	Decrease	Increase	-25 from 2005/06

Lands – Surplus Government Property Sales	N/A	Decrease	12 capital in 2004/05

Transfer of Westhaven and Hobson West Marinas to Auckland City Council	Decrease	Decrease	46 capital

Changed risks

Child, Youth and Family Services – Residential Services Strategy 2003	Decrease	Increase	-7 operating in 2004/05 rising to -26 in 2007/08

-27 capital in each of 2006/07 and 2007/08

Corrections – Capital Projects	Decrease	Increase	-309 capital and -153 operating over 4 years

Notes:

(9)               In the summary tables listing specific risks:

•                  negative numbers indicate a deterioration in the Crown’s financial position

•                  “N/A” means no effect

•                  “Unclear” means insufficient information is available to determine the risk’s effect.

(10)         In this chapter, “gross debt” refers to gross sovereign-issued debt.

Risks as at 7 May 2004	Operating balance/net worth	Gross debt(10)	($ million)

Education – School Property	Decrease	Increase	-55 capital in 2004/05, -125 in 2005/06; -125 in 2006/07, -125 in 2007/08

-1 operating in 2004/05, -3 in 2005/06, -7 in 2006/07, -12 in 2007/08

Immigration – Immigration Policy	Decrease	Increase	-200 to -500 operating in 2004/05

New Zealand Defence Force – Stand-Alone Security Response Organisation	Decrease	Increase	-6 operating in 2005/06, -7 in 2006/07 and outyears, -21 capital in 2005/06

Tourism – Support for Team New Zealand for 2007 America’s Cup	Decrease	Increase	-28 operating over 2004/05 to 2006/07

United Nations Convention on the Rights of the Child	Decrease	Increase	-20 operating from 2004/05

Unchanged risks

Customs – Container Security	Decrease	Increase	-20 operating from 2004/05

New Zealand Defence Force – Defence – Capital Injections	Decrease	Increase	-749 capital from 2004/05

New Zealand Defence Force – Environmental Clean-ups of Defence Bases	Decrease	Increase	-10 operating in 2005/06, -5 in 2006/07

Revenue – Exemption for Overseas Earnings	Decrease	Increase	-20 operating from 2005/06

Revenue – Tax Simplification for Small and Medium Enterprises	Decrease	Increase	-20 to -40 operating from 2005/06

Unquantified Risks

The risks outlined in this table would, if they eventuate, impact on the Government’s forecast new operating and capital spending amounts.

Risks as at 7 May 2004	Operating balance/ net worth	Gross debt

New risks

Energy – Gas Exploration	Unclear	Unclear

Holidays Act 2003	Decrease	Increase

Housing – Housing New Zealand Corporation’s Long-term Capital Requirements	Decrease	Increase

Infrastructure Projects (Funded by Infrastructure Bonds)	Unclear	Unclear

Internal Affairs and Agriculture and Forestry – Lower North Island Storms	Decrease	Increase

Justice – Ministry of Justice Baseline Review	Decrease	Increase

New Zealand Defence Force – Defence Capability and Resourcing Review	Decrease	Increase

Reserve Bank – Foreign Exchange Reserves	N/A	Increase

Revenue – Issues Paper on Depreciation	Decrease	Increase

Revenue – Review of Tax Laws Applying to the Banking Sector	Unclear	Unclear

Tertiary Education Funding Category Review	Unclear	Unclear

Changed risks

Environment – Climate Change	Unclear	Unclear

Health – District Health Board Deficits	Unclear	Unclear

Health – Wage Bargaining	Decrease	Increase

Pay and Employment Equity Taskforce	Decrease	Increase

Revenue – Changes to the Paid Parental Leave Scheme	Decrease	Increase

Revenue – Taxation of Offshore Portfolio Investment/Taxation of Intermediaries	Unclear	Unclear

Unchanged risks

Air New Zealand	Unclear	Unclear

Education – Collective Employment Agreements	Decrease	Increase

Education – Partnerships for Excellence	Potentially increase	Increase

Risks as at 7 May 2004	Operating balance/ net worth	Gross debt

Education – Wānanga Capital Injection	N/A	Increase

Finance – Crown Overseas Properties	Unclear	Unclear

Health – Refinancing of District Health Board Private Debt	N/A	Increase

Housing – State Housing Project at Hobsonville	N/A	Increase

Lands and Conservation – Achievement of the Government’s Objectives for the South Island High Country	Decrease	Increase

Maui Gas Supply	Decrease	Increase

New Zealand Defence Force – Relocation of NZDF Headquarters	Unclear	Unclear

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers	Increase	Decrease

Revenue – Fringe Benefit Tax Review	Unclear	Unclear

Revenue – Gaming Review	Unclear	Unclear

Revenue – Taxation of Savings and Investment Vehicles, Including Superannuation Funds	Unclear	Unclear

Social Development – Benefit Payment Information Technology Systems	Decrease	Increase

State-Owned Enterprise Capital Injections	N/A	Increase

Risks Removed Since the 2003 December Update

Risks	Comment

ACC – Medical Misadventure Review	In baselines

ACC – Treatment Costs	In baselines

Corrections – Funding of Staff Pay Settlements	In baselines

Customs – Enhanced Border Management	In baselines

Education – Early Childhood Education Strategic Plan	In baselines

Education – Student Support	In baselines

Foreign Affairs and Trade – Overseas Development Assistance	In baselines

Health – Extension of the Health Capital Envelope	In baselines

Health – Extension of the Health Funding Path	In baselines

Health – Mental Health Blueprint	In baselines

Health – Quality and Safety	In baselines

Housing – Housing Strategy	Does not meet criteria for disclosure

Justice – Courts Capability	In baselines

New Zealand Defence Force – RNZAF – Pay and Allowances	In baselines

New Zealand Defence Force – RNZAF – Personnel Increases	In baselines

Police – Capital Projects	In baselines

Social Development – Future Directions	In baselines

State Services – Electronic Authentication	In baselines

Transport – Auckland Transport	In baselines

Statement of Fiscal Risks

Air New Zealand (unchanged, unquantified risk)

Air New Zealand and Qantas have announced they wish to form a strategic alliance, with Qantas acquiring a minority equity interest in Air New Zealand. Competition authorities (the Commerce Commission in New Zealand and the Australian Competition and Consumer Commission) have rejected the proposed alliance, as the authorities could not be satisfied that the public benefits from the proposed alliance would outweigh the detriment, but the airlines are appealing these decisions in both countries.

Should the proposal proceed, there may be an impact on the Government’s share of Air New Zealand’s future earnings, which would impact on the operating balance.

Child, Youth and Family Services – Residential Services Strategy 2003 (changed, quantified risk)

The Department of Child, Youth and Family Services has undertaken a comprehensive review of existing residential services and practices, including consideration of desired outcomes, a review of international good practice, and formal forecasting of demand.  From this the Department has developed a strategy for future residential services – the Residential Services Strategy 2003. The 2003 Strategy builds on the considerable investment in facilities made in implementing the 1996 Residential Services Strategy.

The Government has agreed in principle to fund the 2003 Strategy subject to fully developed and costed proposals. Some initiatives have already been agreed, and the remaining operating cost risk is $7 million in 2004/05 rising to $26 million in 2007/08 and outyears, which would decrease the operating balance ($13 million rising to $31 million in the December Update). The remaining capital risk is $27 million in each of 2006/07 and 2007/08, which would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Department of Child, Youth and Family Services

Corrections – Capital Projects (changed, quantified risk)

The Department of Corrections has estimated that a total of $309 million of capital injections and operating funding of $153 million will be required over the forecasting period for capital projects to meet future prison muster forecasts ($393 million of capital injections and operating funding of $126 million in the December Update).

The actual amounts will depend on the specification and timing of the individual projects and the contracted prices. These estimates include consideration of funding for the:

•             Spring Hill Corrections Facility

•             Otago Men’s Corrections Facility

•             Mt Eden Prison

•             Auckland Women’s Corrections Facility.

Capital injections would increase gross debt while operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of these risks.

Source:                          Department of Corrections

Customs – Container Security (unchanged, quantified risk)

The Government has approved operating and capital funding in 2003/04 to provide real-time risk assurance and, where necessary, X-ray screening of export containers. The Government has yet to determine the appropriate arrangements for meeting operating costs in 2004/05 and outyears, but is considering fees to be imposed on exporters, importers and transport operators.

The ongoing operating cost is expected to be up to $20 million in 2004/05 and outyears, which would decrease the operating balance depending on the level of cost recovery.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          New Zealand Customs Service

Education – Collective Employment Agreements (unchanged, unquantified risk)

All primary and secondary school principals’ and teachers’ collective agreements will have expired by 30 June 2004. The Government will need to meet any fiscal impact in 2004/05 and beyond due to the renegotiation of these agreements, and any adjustments to individual agreements. Any increase in funding will decrease the operating balance.

This risk is unquantified, as disclosure could compromise the Crown in negotiations.

Education – Partnerships for Excellence (unchanged, unquantified risk)

The Government has decided to establish an arrangement called “Partnerships for Excellence” whereby the Government matches private sector investment in the tertiary sector. The Government is currently considering a number of applications for partnerships.  This risk is unquantified as funds will be considered on an annual basis subject to budgetary pressures.

Education – School Property (changed, quantified risk)

The Government has provided $46 million in 2004/05 for school accommodation. Additional capital injections for school accommodation are likely to be required later in 2004/05 and in future years to meet roll growth. Capital injections are estimated to be up to $55 million in 2004/05, $125 million in 2005/06, $125 million in 2006/07, and $125 million in 2007/08 ($115 million per annum in the December Update).

In addition to capital injections, consequential operating costs of $1 million in 2004/05, $3 million in 2005/06, $7 million in 2006/07 and $12 million in 2007/08 are likely to be incurred with each outyear’s capital injection ($8 million, $21 million and $30 million in the December Update).

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Ministry of Education

Education – Wānanga Capital Injection (unchanged, unquantified risk)

Ministers are currently negotiating with one wānanga (Māori tertiary institution) over settlement of its Waitangi Tribunal claim. The Waitangi Tribunal has recommended that the wānanga be compensated for capital expenditure that has been incurred on facilities to date, and be provided funding to bring its facilities up to a standard comparable with other tertiary education institutions and to meet additional capital requirements.

There is also a possibility that the Government may have to provide a further capital injection for a wānanga in accordance with the conditions of an existing settlement.

The fiscal risk is unquantified as disclosure could compromise the Crown in negotiations.

Energy – Gas Exploration (new, unquantified risk)

The Government is considering a package of proposals to promote gas exploration in New Zealand. The details and size of the package are still under development.  Any costs of the package would decrease the operating balance.

Environment – Climate Change (changed, unquantified risk)

The Government is implementing a policy package to meet New Zealand’s greenhouse gas emission reduction commitments under the Kyoto Protocol.  However, the future of the Protocol is uncertain, because it is dependent on Russia’s ratification.

If the Protocol does not proceed, the Government will review all Kyoto-dependent policies, the impact of which on the operating balance is uncertain.

A further risk is that of New Zealand’s net emissions position at the end of the First Commitment Period. Should a net deficit eventuate, this would pose a fiscal liability to the Crown.

The Government has also proposed implementing a charge on greenhouse gas emissions.  Negotiated greenhouse gas agreements are underway for liable firms deemed to have “competitiveness at risk” by the introduction of this charge. The proposed charge would include revenue recycling to return revenue from the charge to taxpayers. The net impact of the charge on the operating balance is at present unclear.

This risk has changed since the December Update to reflect ongoing policy development.

Finance – Crown Overseas Properties (unchanged, unquantified risk)

The Government is considering options relating to the continued use of certain Crown overseas properties. The risk is unquantified as disclosure could compromise any negotiations the Crown may enter, but any additional operating funding will decrease the operating balance, while capital funding would increase gross debt. Alternatively, the sale of any properties would decrease gross debt.

Health – District Health Board Deficits (changed, unquantified risk)

Initial draft District Annual Plans from district health boards (DHBs) for 2004/05 indicate deficits of $55 million in 2004/05 and $49 million in 2005/06. The Government has not accepted the size of these forecast deficits and is actively discussing actions and cost-containment measures with these DHBs.

The impact on the operating balance, if any, is unclear. Any deficits above that able to be funded from the health funding allocation will decrease the operating balance and increase gross debt.

This has changed since the December Update to take into account the new deficit forecasts submitted by DHBs.

Source:                          Ministry of Health

Health – Orthopaedics (new, quantified risk)

The Government has committed to funding part of the cost of increasing the intervention rate for orthopaedic surgery from underspends in existing Health appropriations. The actual source of this funding within the Vote has yet to be determined. If these costs are not met from within Vote Health they will need to be funded from the Government’s forecast new operating spending amounts. This would decrease the operating balance by $18 million in 2005/06, $25 million in 2006/07 and $30 million in 2007/08.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Ministry of Health

Health – Refinancing of District Health Board Private Debt (unchanged, unquantified risk)

The Government is considering refinancing DHB private sector debt earlier than previously forecast. All DHB debt owed to private lenders is currently being refinanced with debt supplied by the Crown. Private debt is usually refinanced upon maturity of the existing facility, but an opportunity may arise for a DHB to refinance earlier than forecast to take advantage of the lower interest cost charged by the Crown.

If the Government decides to refinance debt earlier than originally forecast this would increase gross debt. This is a timing change and would reduce the requirement for refinancing in years beyond the current forecasting period.

Health – Wage Bargaining (changed, unquantified risk)

Upcoming bargaining rounds in the health sector could result in significant increases in wage costs. If this cost is not met within DHBs’ funding paths or the three-year Health Funding Package it would decrease the operating balance or increase gross debt (via DHB deficits).  This risk has been updated since the December Update to reflect new information.

The Minister of Finance has yet to fully consider the quantum of this risk.

Health and ACC – Public Health Acute Services (new, quantified risk)

The Government is considering issues around the calculation and payment of this funding. The final costs of both past-year reconciliations and the implications for future funding streams have yet to be determined but would decrease the operating balance by up to $32 million in 2004/05, and up to $8 million from 2005/06.

The Minister of Finance has yet to fully consider the quantum of this risk.

Sources:                    Ministry of Health and ACC

Holidays Act 2003 (new, unquantified risk)

The Holidays Act 2003 makes a number of changes that will have fiscal implications for the public sector.  If these costs are not met within agency baselines or sector-specific funding packages, they will decrease the operating balance.

Housing – HNZC’s Long-Term Capital Requirements (new, unquantified risk)

The Government is currently considering Housing New Zealand Corporation’s (HNZC’s) long-term capital requirements in light of the demand for social housing and the need to reconfigure and modernise its housing stock. The Government will consider a number of scenarios of what may be required over the next 12 months.

The risk is unquantified as the nature of demand for social housing and appropriate responses have not yet been finalised. However, any new capital injections would increase gross debt and would lead to an increase in the income-related-rent subsidy with a subsequent decrease in the operating balance.

Housing – State Housing Project at Hobsonville (unchanged, unquantified risk)

The Government has announced that HNZC will acquire, under the Housing Act 1955, NZDF land at Hobsonville deemed surplus to defence requirements but suitable for state housing purposes. Land made available for purchase by the NZDF was acquired by HNZC at the end of 2002/03. Additional land is expected to become available over the next three to four years.

Depending on development options taken and timing, HNZC may require additional capital from the Government, which would increase gross debt.

Infrastructure Projects (funded by infrastructure bonds) (new, unquantified risk)

The Minister of Finance has instructed the Treasury to investigate the potential for introducing a new bond (an infrastructure bond) to assist in the direct financing of specific infrastructure projects.  The fiscal impact of such infrastructure projects is unclear as it will depend on the particular projects and how they will be financed.

Immigration – Immigration Policy (changed, quantified risk)

The Government has made some high-level decisions about policy changes to the Investor category and is presently considering a number of implementation issues. The impacts on the fiscal aggregates are unclear.  However, there is an intention for some migrants to provide investment finance to the Government that will then be targeted towards specific areas of government expenditure. The funds will be repayable to migrants after a specified time period, and such repayment is intended to be financed through future migrant investment. This policy is likely to be implemented during 2004/05, with an impact in the range of $200 million to $ 500 million, which would decrease the operating balance and increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Sources:                    New Zealand Immigration Service and Department of Labour

Internal Affairs – Weathertight Homes Resolution Service (new, quantified risk)

The Department of Internal Affairs runs the Weathertight Homes Resolution Service.  The Service may continue to process claims beyond June 2005.  The costs of continuing the service will depend on the volume of claims received, but could be up to $25 million per annum from 2005/06.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Department of Internal Affairs

Internal Affairs and Agriculture and Forestry – Lower North Island Storms (new, unquantified risk)

The lower North Island was hit by severe storms in February 2004.  The Government reimburses some local authority costs under the National Civil Defence Plan and 10 local authorities have provided a combined submission for $32 million, and have indicated that they may seek funding above this amount later.  The Government is reviewing the information provided and is considering how to respond.

In addition, the Government has approved $25 million for on-farm relief measures.  There is a risk that further funding may be required for this initiative.

The final cost of both risks remains unquantified at this stage.

Sources:                    Department of Internal Affairs and Ministry of Agriculture and Forestry

Justice – Ministry of Justice Baseline Review (new, unquantified risk)

The Government is reviewing the Ministry of Justice’s funding requirements in order to provide sustainable funding levels and service delivery in the medium term. This risk is unquantified as the amount of any change in departmental funding is unclear, but any increase in funding to meet additional operating and capital costs would decrease the operating balance and increase gross debt.

Lands – Surplus Government Property Sales (new, quantified risk)

The Government is considering selling high-value properties, and these sales could become unconditional before June 2004. These sale proceeds would decrease gross debt by up to $12 million.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Land Information New Zealand

Lands and Conservation – Achievement of the Government’s Objectives for the South Island High Country (unchanged, unquantified risk)

In 2003 the Government agreed a set of objectives for the South Island high country. It is now considering options to achieve and fund these objectives, including the Land Tenure Reform process. This analysis is still being undertaken and decisions are expected in the 2005 Budget.

The risk is unquantified as disclosure could compromise the Crown in negotiations, but any increase in funding would decrease the operating balance and any new capital injections would increase gross debt.

Maui Gas Supply (unchanged, unquantified risk)

The Government is considering options to improve certainty of Maui gas supply, including for electricity generation. This involves direct negotiations with industry parties.

This risk is unquantified as disclosure could compromise the Crown in negotiations and commercial activities.

New Zealand Defence Force – Defence – Capital Injections (unchanged, quantified risk)

Implementing the Government’s decisions on the future force structure of the NZDF will involve a series of capital acquisitions across all three armed services to achieve the required capability upgrades.  The Government has agreed to a capital injection of up to $1 billion over 2001/02 to 2010/11, of which $251 million has been agreed, with the bulk likely to be required within the next four years to enable these acquisitions to occur.  The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices, and the prevailing exchange rate at the time of purchase.

The Minister of Finance is engaged in a process to consider the individual projects of this risk as they occur.  Projects include Project Protector, which includes the purchase of several new vessels at a cost of around $492 million over the next five years and yet to be quantified operating costs.  Any capital injections would increase gross debt.

Source:                          New Zealand Defence Force

New Zealand Defence Force – Defence Capability and Resourcing Review (new, unquantified risk)

The Government has agreed to capital injections to the NZDF (as outlined above).  When these injections are made, there will be associated operating costs to ensure the equipment procured can be introduced effectively into service, maintained and operated with the right number of appropriately trained personnel and have the relevant funding provided for the costs of depreciation.  Additional operating funding pressures are possible with changing operational tempo and the introduction of new capabilities. The

Government is considering a Defence Capability and Resourcing Review to assess these issues and the impacts they have on the medium to longer-term needs of the NZDF.

This risk is unquantified as it is uncertain what the review outcomes will be.

New Zealand Defence Force – Environmental Clean-ups of Defence Bases (unchanged, quantified risk)

The Government is considering the options for dealing with areas of historic contamination at several NZDF bases, including the seabed adjacent to the Calliope Dock at the Devonport Naval Base.  The estimated cost of cleaning up identified areas is $10 million in 2005/06 and $5 million in 2006/07 which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          New Zealand Defence Force

New Zealand Defence Force – Relocation of NZDF Headquarters (unchanged, unquantified risk)

The NZDF’s current leases expire between 2004 and 2006, with the primary location at Stout Street needing to be vacated by March 2006. The NZDF is in negotiations with Capital Properties to consolidate all accommodation requirements for the NZDF, Ministry of Defence and New Zealand Security Intelligence Service.  The Government is considering the options for the term of the lease and the rental mechanisms that will apply.

The risk is unquantified as disclosure could compromise the Crown in negotiations.

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers (unchanged, unquantified risk)

As a result of the Government’s decisions on the future force structure of the NZDF, the NZDF is in the process of selling the Skyhawks and Aermacchi trainers. These sale proceeds would increase the operating balance and decrease gross debt.

This risk is unquantified as disclosure could compromise the Crown in the sale process.

Source:                          New Zealand Defence Force

New Zealand Defence Force – Stand-Alone Security Response Organisation (changed, quantified risk)

New Zealand’s ability to respond to chemical, biological, radiological and explosive threats has been under review since 2001.  The 2002 Budget provided some funding for the establishment of a national chemical and biological response capability.  The Government is considering proposals for a more comprehensive and responsive approach to deal with these threats. The estimated operating costs of a stand-alone security response organisation are $6 million in 2005/06 and $7 million in 2006/07 and outyears, which would decrease the operating balance, and capital costs of $21 million in 2005/06 only, which would increase gross debt. These costs impact a year later than anticipated in the December Update.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          New Zealand Defence Force

Pay and Employment Equity Taskforce (changed, unquantified risk)

The Government is considering proposals from the Pay and Employment Equity Taskforce that will have an impact on issues of pay and employment equity in the public service, public health and education sectors.  Given the uncertainty around the timing and nature of any initiatives that may arise from these proposals and the extent to which they could be funded within baselines, it is not possible to determine the fiscal cost.  However, any increased operating funding would decrease the operating balance.

This risk has changed since the December Update to reflect the fact that the Government is now considering specific proposals, rather than awaiting a report from the Taskforce.

Reserve Bank – Foreign Exchange Reserves (new, unquantified risk)

The Reserve Bank has the capacity to intervene in the foreign exchange market for the purpose of reducing variability in the exchange rate cycle, where doing so would be consistent with maintaining medium-term price stability.  The Reserve Bank may seek additional reserves funding to enable it to intervene.

This risk is unquantified as disclosure would compromise the economic interests of the Crown.

Revenue – Changes to the Paid Parental Leave Scheme (changed, unquantified risk)

The Government has announced an extension of the paid parental leave scheme from 1 December 2004.  The Government is considering further changes to the paid parental leave scheme to increase access to leave around the birth or adoption of a child for employed parents who do not meet the current criteria.

The impact on the operating balance will depend on the changes chosen.

Revenue – Exemption for Overseas Earnings (unchanged, quantified risk)

The Government is considering options to reduce the tax-related costs for businesses of recruiting overseas workers.

The Government has released a discussion document proposing a time-limited exemption from tax on some or all overseas investment income, for people coming to work as employees in New Zealand. However, any proposal is not expected to be implemented before 2005/06.

The impact of this proposal on the operating balance is likely to be in the order of $20 million per annum, however the final impact remains unclear as it depends on the options chosen.

Source:                          Inland Revenue

Revenue – Fringe Benefit Tax Review (unchanged, unquantified risk)

The Government has decided to review the fringe benefit tax regime.  The review will focus on reducing the difficulty and cost to employers of complying with fringe benefit tax, while ensuring the revenue base is maintained.  A discussion document on this issue was released in December 2003.  Any legislative changes resulting from the review will be introduced in 2004/05.

Any impact on the operating balance from any legislative amendments is unclear at this stage.

Revenue – Gaming Review (unchanged, unquantified risk)

The Gaming Review was completed and the Gambling Act has now been passed. The Government, however, is still considering the taxation of gaming. Any impact on the operating balance arising from a response, whether positive or negative, is unclear.

Revenue – Issues Paper on Depreciation (new, unquantified risk)

The Government is considering issues related to depreciation, including the overall structure of depreciation, the detailed application of depreciation to specific types of assets, and the particular treatment of rental housing.

The impact of any specific proposal(s) that might emerge from this work would vary widely depending on the options chosen and the design and implementation of those options.

Revenue – Review of Tax Laws Applying to the Banking Sector (new, unquantified risk)

The Government is reviewing the tax laws applying to the banking sector to ensure that they are robust and that an appropriate level of tax is paid on New Zealand banking income.  The impact on the operating balance would depend on which measures are implemented.

Revenue – Tax Simplification for Small and Medium Enterprises (unchanged, quantified risk)

The Government released a discussion document in September 2003 containing proposals to reduce tax compliance costs for small to medium enterprises. Depending upon the composition of the package of measures decided after consultation on the discussion document, the proposals may have a fiscal cost of between $20 million and $40 million per year, commencing at the earliest from 2005/06, which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Inland Revenue

Revenue – Taxation of Offshore Portfolio Investment/Taxation of Intermediaries (changed, unquantified risk)

The Government released an issues paper at the end of last year on reforms to the tax rules for offshore portfolio investment in equity.  This paper contained options for reform.  Submissions on the paper highlighted issues arising from the offshore/onshore boundary.  As a result a programme of work looking at taxation of domestic intermediaries (which invest onshore and offshore) has commenced since the December Update.  This risk has widened as the taxation of both onshore and offshore investment, in equity and shares, by New Zealand residents is now under consideration.  A target date of April 2006 has been set for implementation of changes.

Revenue – Taxation of Savings and Investment Vehicles, Including Superannuation Funds (unchanged, unquantified risk)

The Government is broadly considering whether the tax system creates impediments to adequate saving, whether savings intermediaries are correctly taxed, and whether current taxation of retirement saving is equitable.

The impact of any proposal on the operating balance would vary widely by the options chosen and the method of implementation.

Social Development – Benefit Payment Information Technology Systems (unchanged, unquantified risk)

The Government is considering the future development and/or replacement of its income benefit payment systems (SWIFTT and TRACE). Decisions will be made when an information technology strategy has been developed taking into account the Ministry’s Statement of Intent and the results of the work on the reform of the social assistance system.

The Ministry is attempting to fund any development from existing capital. Depending on what decisions are made, any future capital injections for development costs will increase gross debt, and operating funding will increase the operating balance. The quantum of the risk cannot be determined until decisions have been made about which options are to be chosen.

State-Owned Enterprise Capital Injections (unchanged, unquantified risk)

The Government is considering providing additional capital injections to SOEs, subject to there being favourable investment proposals available that would warrant an injection of equity.  Proposals to provide additional Crown equity will be considered on a case-by-case basis.

This risk is unquantified because the Minister of Finance has yet to fully consider the quantum of any additional equity to be provided to SOEs, and also because disclosure of amounts in relation to any specific proposal from an SOE could compromise the Crown in commercial activities.

Tertiary Education Funding Category Review (new, unquantified risk)

The Government has agreed to a Funding Category Review that will seek to address anomalies in student component funding rates, and decisions are likely to be made by the end of 2004.  The Government has indicated that additional funding will be made available for implementing the results of the Review.  The impact, if any, of this proposal on the operating balance or debt is unclear as it depends on the options chosen.

This risk is unquantified as disclosure would compromise the economic interests of the Crown.

Tourism – Support for Team New Zealand for 2007 America’s Cup (changed, quantified risk)

The Government has announced that it has initially committed $6 million to Team New Zealand to retain team members for the 2007 America’s Cup in Spain.

The Government is considering up to a further $28 million for sponsoring Team New Zealand between 2004/05 and 2006/07, contingent on Team New Zealand raising $2 of sponsorship for every $1 of Government funding.

Transfer of Westhaven and Hobson West Marinas to Auckland City Council (new, quantified risk)

The Government recently agreed to acquire the Westhaven and Hobson West marinas for approximately $54 million, and has proposed that these two marinas be transferred to Auckland City Council for approximately $46 million.

Auckland City Council is undertaking a Special Consultative Procedure in accordance with the Local Government Act 2002 before deciding whether or not to acquire the two marinas.  Auckland City Council has not yet made its decision, but should it decide to make the purchase, the payment would decrease gross debt.

Source:                          The Treasury

United Nations Convention on the Rights of the Child (changed, quantified risk)

If unconditionally adopted, the United Nations Convention on the Rights of the Child would require New Zealand to confer the rights of the Convention on all children.

New Zealand has reserved its right to distinguish between persons according to the nature of their authority to be in New Zealand.  However, the Government has indicated that it will undertake work to see if this reservation can be removed.  This would involve making some changes to eligibility for some health, education and social services, which may decrease the operating balance by approximately $20 million per year ($14 million in the December Update).

This risk has been updated to reflect the estimated cost of previously unforeseen risks associated with lifting the reservation.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          The Treasury

Contingent Liabilities

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase net Crown debt.  However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net Crown debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Contingent liabilities have been stated as at 31 March 2004, being the last set of published contingent liabilities.

Details of each of the following contingent liabilities can be accessed from the Treasury website at http://www.treasury.govt.nz/forecasts/befu/2004.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status(11)	($ million)
Cook Islands – Asian Development Bank loans	Unchanged	17
Indemnification of receivers and managers – Terralink Limited	Unchanged	10
Indemnification of touring exhibitions	Changed	51
Ministry of Justice – Treaty settlement, tax liabilities	New	93
Mighty River Power Limited – guaranteed payment obligations	Unchanged	50
Ministry of Transport – funding guarantee	Unchanged	10
Post Office Bank – guaranteed deposits	Changed	12
Guarantees and indemnities of SOEs and Crown entities	Changed	4
Other guarantees and indemnities	Changed	2
		249
Uncalled capital
Asian Development Bank	Changed	1,070
European Bank for Reconstruction and Development	Unchanged	13
International Bank for Reconstruction and Development	Changed	1,241
		2,324
Legal proceedings and disputes
Air New Zealand Limited – legal claim	New	107
Health – legal claims	Unchanged	104
Tax in dispute	Changed	345
Legal proceedings and disputes of SOEs and Crown entities	Changed	9
Other legal claims	Changed	88
		653
Other quantifiable contingent liabilities
International finance organisations	Changed	846
Reserve Bank – demonetised currency	Unchanged	23
Social Development – claim for judicial review	Changed	72
Transpower New Zealand Limited – other quantifiable contingent liabilities	Unchanged	54
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	40
Other quantifiable contingent liabilities	Changed	41
		1,076
Total quantifiable contingent liabilities		4,302

(11)         Relative to reporting in the 31 December 2003 Crown financial statements.

Unquantifiable Contingent Liabilities

Institutional guarantees	Status
Asure New Zealand Limited	Unchanged
At Work Insurance Limited	Unchanged
Auckland rail lease	Unchanged
Building Industry Authority	New
Crown research institutes	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
District health boards	Unchanged
Earthquake Commission	Unchanged
Electricity Corporation of New Zealand Limited	Unchanged
Fletcher Challenge Limited	Unchanged
Ministry of Fisheries – indemnity provided for delivery of registry services	Unchanged
Housing New Zealand Corporation	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Maui Partners	Unchanged
National Provident Fund	Changed
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Public Trust	Unchanged
Purchasers of Crown operations	Unchanged
Reserve Bank of New Zealand	Unchanged
State Insurance and Rural Bank – tax liabilities	Unchanged
Transpower New Zealand	Changed
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged
Other unquantifiable contingent liabilities
Environmental liabilities	Changed
Genesis Power Limited	Unchanged
New Zealand Educational Institute	New
New Zealand Post Primary Teachers’ Association	Unchanged
Sale of Crown assets	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims – settlement relativity payments	Unchanged

Generally Accepted Accounting
Practice (GAAP) Series Tables

Forecast Financial Statements

These forecasts have been prepared in accordance with the Fiscal Responsibility Act 1994.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 7 May 2004.

Finalisation dates and key assumptions that underpin the preparation of the GAAP tables are outlined at the start of the Fiscal Outlook chapter.

10 year trend information

Summary indicators	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
(% of GDP)

Revenue
Core Crown	33.8	32.1	32.7	32.2	33.9	33.8	33.9	33.8	33.8	33.8
Tax Revenue	29.3	29.4	29.9	29.2	30.9	30.7	30.6	30.4	30.3	30.2
Total Crown	40.7	38.2	39.1	40.3	44.3	43.7	43.3	43.3	43.2	43.1

Expenses
Core Crown	33.3	31.7	31.5	30.6	32.4	30.6	30.8	31.5	31.6	31.6
Total Crown	39.1	36.9	38.0	38.5	42.9	39.5	39.5	40.1	40.1	40.0

Operating balance	1.7	1.4	1.2	1.9	1.5	4.3	3.9	3.3	3.2	3.2

OBERAC	0.2	0.8	1.8	2.2	4.3	4.3	3.9	3.3	3.2	3.2

Net Worth	5.8	7.9	9.9	15.2	18.5	21.6	24.5	26.8	28.7	30.5

Gross sovereign-issued debt	35.6	33.1	31.6	29.2	28.0	24.7	22.6	22.3	22.0	21.8

Net core Crown debt	21.0	19.7	17.2	15.5	13.7	11.5	10.6	10.0	9.4	9.1

NZS Fund Balance	0.0	0.0	0.0	0.5	1.5	2.8	4.4	6.0	7.6	9.3

Statement of Accounting Policies and Forecast
Assumptions

General Accounting Policies and Forecast Assumptions

General accounting policies

Accounting policy

These Forecast Financial Statements comply with generally accepted accounting practice.  The measurement base applied is historical cost adjusted for revaluations of property, plant and equipment (where appropriate), commercial forests and marketable securities & deposits and equity investments held for trading purposes.

Revaluations are made to reflect the forecast service potential or economic benefit obtained through control of the assets.  The accrual basis of accounting has been used.

Forecast assumptions

For forecast purposes, no revaluations of property, plant and equipment are projected beyond the current year.

Specific Accounting Policies and Forecast Assumptions

Forecast periods

The reporting periods covered by these Forecast Financial Statements are the years ending 30 June 2004, 30 June 2005, 30 June 2006, 30 June 2007 and 30 June 2008.

Certain state-owned enterprises and Crown entities have different reporting periods from the Crown.

The forecasts for 30 June 2004 have generally been prepared using actual data to 29 February or 31 March 2004 (in some instances).  Transactions for the remainder of the year are forecast in accordance with the Crown’s accounting policies and forecast assumptions.

Changes in accounting policies

All policies have been applied on a consistent basis during the forecast period.  There have been no changes in accounting policies during the period.

Changes in presentation of previous Budget comparatives

The forecast information presented in the 2003 Budget Update presumed that the TEIs would be combined on a line-by-line basis.  It was noted in previous publications that the combination treatment of TEIs was an issue still to resolve.  The combination treatment adopted in the 30 June 2003 Crown financial statements and the 2004 Budget Update is to equity account for the TEIs net surpluses and net investment and not the TEI revenues, expenses, assets and liabilities on a line-by-line basis.

To ensure that valid comparisons can be made, the financial statements contain reclassified 2003 Budget Update information.  The classification has reduced previously presented forecast information regarding total Crown revenues and expenses and replaced the removed revenues and expenses with the net surplus of TEIs, and reduced total Crown assets and liabilities and replaced them with the net investment in TEIs.

The previously presented forecasts of the operating balance, core Crown information, debt indicators and net worth are unchanged as a result of the combination approach for TEIs.

Changes in forecast assumptions

Changes to the forecast assumptions used for the forecasts published in the 2004 Budget Economic and Fiscal Update are outlined in the Fiscal Forecasts – Finalisation Dates and Key Assumptions table.

Detailed accounting policies and forecast assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at www.treasury.govt.nz/forecasts/befu/2004.

Reporting Entity as at 7 May 2004

These Forecast Financial Statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Child, Youth and Family Services

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Housing

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Māori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality New Zealand Limited

Airways Corporation of New Zealand Limited

Asure New Zealand Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Solid Energy New Zealand Limited

Terralink New Zealand Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Air New Zealand Limited

(Included for disclosure purposes as if it were a SOE)

Other

Government Superannuation Fund

Reserve Bank of New Zealand

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Agriculture and Marketing Research and Development Trust

Alcohol Advisory Council of New Zealand

Animal Control Products Limited

Arts Council of New Zealand Toi Aotearoa

Asia 2000 Foundation of New Zealand

Broadcasting Commission

Broadcasting Standards Authority

Building Industry Authority

Career Services

Casino Control Authority

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Governance Board

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Fish and game councils (12)

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport Safety Authority of New Zealand

Law Commission

Leadership Development Centre Trust

Learning Media Limited

Legal Services Agency

Maritime Safety Authority of New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lotteries Commission

New Zealand Lottery Grants Board

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teacher’s Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Ngāi Tahu Ancillary Claims Trust

Office of Film and Literature Classification

Pacific Islands Business Development Trust

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Quotable Value New Zealand Limited

Radio New Zealand Limited

Reserve boards (33)

Residual Health Management Unit

Retirement Commissioner

Road Safety Trust

School boards of trustees (2,599)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Mangai Paho)

Te Taura Whiri I Te Reo Māori (Māori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (35)

Testing Laboratory Registration Council

The Guardians of New Zealand Superannuation

Transfund New Zealand

Transit New Zealand

Transport Accident Investigation Commission

Forecast Statement of Financial Performance

for the years ending 30 June

($ million)	Note	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

Revenue

Taxation revenue	1	39,785	40,651	42,353	44,193	45,915	48,048	50,532
Levies, fees, fines and penalties	1	2,763	2,826	3,006	3,074	3,274	3,325	3,384
Total Revenue Levied through the Crown’s Sovereign Power	1	42,548	43,477	45,359	47,267	49,189	51,373	53,916
Sales of goods and services	2	10,385	10,281	10,207	10,716	11,255	11,781	12,201
Investment income	3	1,859	1,831	2,566	2,517	2,923	3,383	3,831
Other revenue	4	2,235	1,681	2,062	2,025	2,007	2,028	2,052
Total Revenue Earned through the Crown’s Operations		14,479	13,793	14,835	15,258	16,185	17,192	18,084
Total Crown Revenue		57,027	57,270	60,194	62,525	65,374	68,565	72,000

Expenses

By input type
Subsidies and transfer payments	5	15,107	15,787	15,624	16,249	17,432	18,428	19,399
Personnel expenses	6	11,620	12,099	12,536	13,027	13,379	13,552	13,667
Operating expenses	7	22,565	22,888	22,832	24,311	25,196	26,176	26,777
New operating spending up to Budget 2005	8	—	175	—	441	467	463	461
Forecast new operating spending	8	—	—	—	—	978	1,904	3,367
Finance costs		2,550	2,225	2,576	2,436	2,550	2,555	2,609
Net foreign-exchange losses/(gains)		81	—	80	—	—	—	—
Movement in total GSF liability	15	1,647	(87)	214	(57)	(97)	(116)	(145)
Movement in total ACC liability	16	1,654	499	608	598	626	643	651
Total Crown expenses		55,224	53,586	54,470	57,005	60,531	63,605	66,786

Revenues less Expenses		1,803	3,684	5,724	5,520	4,843	4,960	5,214
Net surplus of TEIs		151	77	151	151	151	151	151
Operating balance (including minority interest)		1,954	3,761	5,875	5,671	4,994	5,111	5,365
Minority interest		12	—	—	—	—	—	—
Operating Balance		1,966	3,761	5,875	5,671	4,994	5,111	5,365

The revenues and expenses are GST exclusive.

The accompanying Notes and Accounting policies are an integral part of these Statements.

for the years ending 30 June

Below is an analysis of total Crown expenses and core Crown expenses by functional classification.  This information reconciles to segmental information within the Statement of Segments.

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Total Crown expenses by functional classification
Social security and welfare	17,084	16,534	16,447	17,180	18,354	19,374	20,336
GSF pension expenses	2,625	923	1,201	985	987	1,000	995
Health	7,412	7,970	7,892	8,486	8,978	9,468	9,491
Education	7,788	8,134	8,235	8,706	8,944	9,177	9,428
Core government services	1,655	1,623	1,652	1,746	1,804	1,733	1,731
Law and order	1,911	1,966	2,036	2,133	2,186	2,212	2,195
Defence	1,154	1,151	1,218	1,225	1,194	1,196	1,192
Transport and communications	5,619	5,738	5,318	5,560	5,901	6,177	6,432
Economic and industrial services	4,280	3,792	4,440	4,559	4,654	4,748	4,904
Primary services	1,023	1,083	1,101	1,128	1,120	1,132	1,144
Heritage, culture and recreation	1,425	1,556	1,602	1,667	1,691	1,739	1,774
Housing and community development	542	607	616	630	606	610	610
Other	75	109	56	123	117	117	117
Finance costs	2,550	2,225	2,576	2,436	2,550	2,555	2,609
Net foreign-exchange losses/(gains)	81	—	80	—	—	—	—
New operating spending for the 2004 Budget	—	175	—	441	467	463	461
Forecast new operating spending	—	—	—	—	978	1,904	3,367
Total Crown Expenses	55,224	53,586	54,470	57,005	60,531	63,605	66,786

Core Crown expenses by functional classification
Social security and welfare	13,907	14,446	14,205	14,787	15,819	16,720	17,599
GSF pension expenses	2,625	923	1,201	985	987	1,000	995
Health	7,501	8,176	8,123	8,827	9,349	9,870	9,919
Education	7,016	7,607	7,589	7,969	8,184	8,392	8,602
Core government services	1,780	1,693	1,731	1,818	1,877	1,808	1,806
Law and order	1,734	1,774	1,862	1,960	2,008	2,014	2,004
Defence	1,199	1,192	1,266	1,275	1,245	1,244	1,240
Transport and communications	1,408	1,316	1,454	1,498	1,701	1,817	1,891
Economic and industrial services	1,054	1,226	1,246	1,392	1,388	1,363	1,339
Primary services	355	367	373	409	384	376	373
Heritage, culture and recreation	515	575	671	723	713	718	719
Housing and community development	102	135	140	155	127	123	121
Other	75	110	56	123	117	117	117
Finance costs	2,360	2,023	2,273	2,112	2,182	2,133	2,196
Net foreign-exchange losses/(gains)	118	—	21	—	—	—	—
New operating spending for the 2004 Budget	—	175	—	441	467	463	461
Forecast new operating spending	—	—	—	—	978	1,904	3,367
Total Core Crown Expenses	41,749	41,738	42,211	44,474	47,526	50,062	52,749

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the year ending 30 June

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

Cash Flows from Operations
Cash was Provided from
Total tax receipts (refer Note 1)	39,499	40,609	42,199	43,992	45,852	47,965	50,444
Total other sovereign receipts (refer Note 1)	2,531	2,724	2,773	2,851	3,075	3,142	3,210
Interest	1,200	919	1,474	933	1,015	1,129	1,153
Dividends	45	47	58	64	70	77	84
Sales of goods and services	10,543	9,798	10,144	10,453	11,035	11,537	12,000
Other operating receipts	1,472	1,816	2,024	1,969	1,946	1,865	1,835
Total Cash Provided from Operations	55,290	55,913	58,672	60,262	62,993	65,715	68,726

Cash was Disbursed to
Subsidies and transfer payments	15,305	16,187	15,715	16,244	17,434	18,444	19,418
Personnel and operating payments	30,087	31,412	32,585	34,314	34,789	35,693	36,322
Finance costs	2,203	2,168	2,315	2,175	2,193	2,120	2,177
Forecast new operating spending	—	175	—	441	1,445	2,367	3,828
Total Cash Disbursed to Operations	47,595	49,942	50,615	53,174	55,861	58,624	61,745
Net Cash Flows from Operations	7,695	5,971	8,057	7,088	7,132	7,091	6,981
Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	240	103	230	—	—	—	—
Total Cash Provided	240	103	230	—	—	—	—
Cash was Disbursed to
Purchase of physical assets	3,492	3,619	4,177	4,567	4,524	4,427	3,226
Net increase in advances	1,341	1,527	2,330	1,376	1,372	1,108	992
Net purchase/(sale) of marketable securities, deposits and other equity investments	5,023	(35)	2,160	767	2,794	2,641	2,498
Forecast new capital spending	—	206	—	228	188	207	444
Total Cash Disbursed	9,856	5,317	8,667	6,938	8,878	8,383	7,160
Net Cash Flows from Investing Activities	(9,616)	(5,214)	(8,437)	(6,938)	(8,878)	(8,383)	(7,160)
Net Cash Flows from Operating and Investing Activities	(1,921)	757	(380)	150	(1,746)	(1,292)	(179)
Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	147	—	177	—	—	—	—
Net issue/(repayment) of Government stock(1)	292	(506)	(1,150)	(746)	112	476	198
Total Cash Provided	439	(506)	(973)	(746)	112	476	198
Cash was Disbursed to
Net (issue)/repayment of foreign- currency borrowing	(392)	327	357	(245)	(1,326)	(1,038)	(339)
Net (issue)/repayment of other New Zealand-dollar borrowing	(1,542)	(6)	(1,323)	(131)	(449)	322	237
Total Cash Disbursed	(1,934)	321	(966)	(376)	(1,775)	(716)	(102)
Net Cash Flows from Financing Activities	2,373	(827)	(7)	(370)	1,887	1,192	300
Net Movement in Cash	452	(70)	(387)	(220)	141	(100)	121
Opening Cash Balance	2,274	2,147	2,732	2,341	2,121	2,262	2,162
Foreign-exchange gains on opening cash balances	6	(4)	(4)	—	—	—	—
Closing Cash Balance	2,732	2,073	2,341	2,121	2,262	2,162	2,283

(1)     Net issues of Government stock include movements within government stock holdings of entities such as NZS Fund, GSF, ACC and EQC.  The Bonds Reconciliation at the end of these forecasts outlines NZDMO issues of Government stock.

The accompanying Notes and Accounting policies are an integral part of these Statements.

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	7,695	5,971	8,057	7,088	7,132	7,091	6,981
Items included in the operating balance but not in net cash flows from operations
Valuation Changes
(Increase)/decrease in pension liabilities	(1,647)	87	(214)	57	97	116	145
(Increase)/decrease in ACC liability	(1,654)	(499)	(608)	(598)	(626)	(643)	(651)
Decrease/(increase) in NPF guarantee	(197)	—	—	—	—	—	—
Unrealised net foreign-exchange (losses)/gains	(247)	—	(278)	—	—	—	—
Non-cash movements in investments	(349)	108	753	425	447	478	511
Unrealised losses arising from changes in the value of commercial forests	(20)	—	—	—	—	—	—
Total Valuation Changes	(4,114)	(304)	(347)	(116)	(82)	(49)	5

Physical Asset Movements
Depreciation	(2,177)	(2,340)	(2,398)	(2,535)	(2,653)	(2,798)	(2,941)
(Loss)/gain on sale of assets	(19)	—	—	—	—	—	—
Total Physical Asset Movements	(2,196)	(2,340)	(2,398)	(2,535)	(2,653)	(2,798)	(2,941)

Other Non-cash Items
Student Loans	(79)	(99)	(15)	(5)	19	47	76
Amortisation of goodwill	(84)	(47)	(47)	(47)	(47)	(47)	(47)
Accrued income from NZS Fund	—	187	122	331	502	690	901
Other	127	77	77	78	80	81	81
Total Other Non-cash Items	(36)	118	137	357	554	771	1,011

Movements in Working Capital
Increase/(decrease) in taxes receivable	685	37	96	106	(4)	7	7
Increase/(decrease) in other receivables	854	(113)	(686)	293	151	216	261
Increase/(decrease) in inventories	(56)	35	48	70	44	3	1
Decrease/(increase) in payables	(866)	357	968	408	(148)	(130)	40
Total Movements in Working Capital	617	316	426	877	43	96	309
Operating Balance	1,966	3,761	5,875	5,671	4,994	5,111	5,365

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Movement in Equity

for the year ending 30 June

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Opening Net Worth	18,820	20,197	23,781	29,732	35,403	40,397	45,508
Operating balance for the year	1,966	3,761	5,875	5,671	4,994	5,111	5,365
Net revaluations	2,995	—	76	—	—	—	—
Total Recognised Revenues and Expenses	4,961	3,761	5,951	5,671	4,994	5,111	5,365
Closing Net Worth	23,781	23,958	29,732	35,403	40,397	45,508	50,873

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

($ million)	Note	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Assets
Cash and bank balances	9	2,732	2,073	2,341	2,121	2,262	2,162	2,283
Marketable securities, deposits & equity investments	9	21,306	19,453	22,222	23,296	26,772	30,605	34,699
Advances	10	6,300	7,222	7,602	8,921	10,220	11,097	12,028
Receivables	11	10,143	8,325	9,553	9,952	10,099	10,322	10,590
Inventories		840	902	888	958	1,002	1,005	1,006
Other investments	12	264	396	241	253	254	254	254
Property, plant and equipment	13	52,667	52,105	53,912	56,194	58,148	59,937	60,180
TEI investment		4,212	3,976	4,412	4,610	4,824	4,995	5,177
Commercial forests		312	302	291	291	291	291	291
Intangible assets (including goodwill)		1,075	618	1,131	1,010	912	842	770
Forecast new capital spending		—	206	—	228	416	623	1,067
Total Assets		99,851	95,578	102,593	107,834	115,200	122,133	128,345
Liabilities
Payables and provisions	14	11,878	9,744	10,315	10,127	10,248	10,550	10,779
Currency issued		2,895	2,963	3,072	3,072	3,072	3,072	3,072
Borrowings - sovereign guaranteed		31,077	28,957	28,682	26,620	26,814	27,321	27,832
Borrowings - non-sovereign guaranteed		7,208	7,421	6,958	8,237	9,765	10,251	9,852
Provision for GSF pension liability	15	13,857	13,335	14,071	14,014	13,917	13,801	13,656
Provision for ACC outstanding claims liability	16	9,155	9,200	9,763	10,361	10,987	11,630	12,281
Total Liabilities		76,070	71,620	72,861	72,431	74,803	76,625	77,472
Total Assets less Total Liabilities		23,781	23,958	29,732	35,403	40,397	45,508	50,873
Net Worth
Taxpayer funds		8,063	11,172	14,050	19,721	24,715	29,826	35,191
Revaluation reserve	17	15,624	12,786	15,682	15,682	15,682	15,682	15,682
Minority Interest		94	—	—	—	—	—	—
Net Worth		23,781	23,958	29,732	35,403	40,397	45,508	50,873

The accompanying Notes and Accounting policies are an integral part of these Statements.

as at 30 June

Below is an analysis of the NZS Fund and Gross and Net Debt information.  The notes to the accounts provide breakdown of other key items.

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

New Zealand Superannuation Fund

Within MSDs & equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund will hold NZ Government Stock).  The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Opening balance	615	1,884	1,884	3,885	6,323	9,044	12,076
Gross contribution	1,200	1,879	1,879	2,107	2,219	2,342	2,504
Income after tax	69	187	122	331	502	690	901
NZS Fund balance	1,884	3,950	3,885	6,323	9,044	12,076	15,481
Gross and Net Debt Information
Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown.   This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown.  Any such debt that may be guaranteed is included in the sovereign-guaranteed total.   No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings.  The Government’s debt objective uses this measure of debt.

Total Crown

Total Crown gross debt	38,285	36,378	35,640	34,857	36,579	37,572	37,684

Gross sovereign-issued debt	36,086	34,160	34,031	32,663	33,622	34,946	36,344

Core Crown

Gross sovereign issued debt	36,086	34,160	34,031	32,663	33,622	34,946	36,344

Financial assets	(23,029)	(22,382)	(24,581)	(26,051)	(29,715)	(33,992)	(38,359)

Borrowings less financial assets	13,057	11,778	9,450	6,612	3,907	954	(2,015)

NZS Fund and GSF financial assets	4,520	6,677	6,451	8,724	11,255	14,031	17,151

Net Core Crown Debt	17,577	18,455	15,901	15,336	15,162	14,985	15,136

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

for the years ending 30 June

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
Sovereign Guaranteed Debt
New Zealand-Dollar Debt
Government stock	18,745	18,259	17,412	16,283	15,974	16,008	15,729
Treasury bills	5,317	5,270	5,435	5,393	5,292	5,276	5,259
Loans and foreign-exchange contracts	(500)	(1,183)	468	(500)	(377)	(377)	30
Retail stock and other	818	632	648	516	496	486	486
Total New Zealand-Dollar Debt	24,380	22,978	23,963	21,692	21,385	21,393	21,504
Foreign-Currency Debt
United States dollars	2,495	3,591	1,788	1,998	2,499	2,999	3,399
Japanese yen	835	106	729	729	729	729	729
European and other currencies	3,367	2,282	2,202	2,201	2,201	2,200	2,200
Total Foreign-Currency Debt	6,697	5,979	4,719	4,928	5,429	5,928	6,328
Total Sovereign Guaranteed Debt	31,077	28,957	28,682	26,620	26,814	27,321	27,832
Non-Sovereign Guaranteed Debt
New Zealand	5,739	6,469	5,907	7,247	7,944	7,886	7,545
United States dollars	977	829	928	867	1,698	2,242	2,184
Japanese yen	212	—	—	—	—	—	—
European and other currencies	280	123	123	123	123	123	123
Total Non-Sovereign Guaranteed Debt	7,208	7,421	6,958	8,237	9,765	10,251	9,852
Total Borrowings (Gross Debt)	38,285	36,378	35,640	34,857	36,579	37,572	37,684
Less
Financial Assets (including restricted assets)
Marketable Securities, Deposits and Equity Investments
New Zealand dollars	8,276	7,670	8,230	7,055	7,744	8,565	9,495
United States dollars	4,144	5,211	3,544	3,789	4,326	4,863	5,299
Japanese yen	838	143	763	763	763	763	763
European and other currencies	2,247	607	773	765	750	732	712
Reserve Position at IMF	1,067	1,074	849	857	871	889	909
NZ equity investments	1,401	1,362	1,758	2,036	2,356	2,699	3,071
Foreign equity investments	3,333	3,386	6,305	8,031	9,962	12,094	14,450
Total	21,306	19,453	22,222	23,296	26,772	30,605	34,699
Advances and Cash
Student loans	5,370	5,926	6,095	6,864	7,672	8,537	9,454
Other advances	930	1,296	1,507	2,057	2,548	2,560	2,574
Cash	2,732	2,073	2,341	2,121	2,262	2,162	2,283
Total	9,032	9,295	9,943	11,042	12,482	13,259	14,311
Total Financial Assets	30,338	28,748	32,165	34,338	39,254	43,864	49,010
Borrowings less Financial Assets	7,947	7,630	3,475	519	(2,675)	(6,292)	(11,326)
Net New Zealand-dollar debt	11,478	11,120	10,000	6,560	3,055	(555)	(4,938)
Net foreign-currency debt	(3,531)	(3,490)	(6,525)	(6,041)	(5,730)	(5,737)	(6,388)
Borrowings less Financial Assets	7,947	7,630	3,475	519	(2,675)	(6,292)	(11,326)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 31 March

($ million)	As at 31 March 2004	As at 30 June 2003
Capital Commitments
Specialist military equipment	105	292
Land and buildings	1,241	987
Other property, plant and equipment	482	862
Other capital commitments	134	145
Investments	32	32
Total Capital Commitments	1,994	2,318
Operating Commitments
Non-cancellable accommodation leases	1,312	1,268
Other non-cancellable leases	2,499	3,174
Non-cancellable contracts for the supply of goods and services	3,748	1,907
Other operating commitments	1,822	2,961
Total Operating Commitments	9,381	9,310
Total Commitments	11,375	11,628
Total Commitments by Institutional Segment
Core Crown	5,157	4,731
Crown entities	3,997	4,783
State-owned enterprises	2,221	2,114
Total Commitments	11,375	11,628

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Contingent Liabilities

as at 31 March

($ million)	As at 31 March 2004	As at 30 June 2003

Guarantees and indemnities	249	418
Uncalled capital	2,324	2,641
Legal proceedings and disputes	653	242
Other quantifiable contingent liabilities	1,076	1,316
Total Quantifiable Contingent Liabilities	4,302	4,617

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	4,038	4,418
Crown Entities	10	45
State-owned enterprises	254	154
Total Quantifiable Contingent Liabilities	4,302	4,617

Quantifiable Contingent Assets
Core Crown - Education and Transport	129	129
Total Quantifiable Contingent Assets	129	129

The accompanying Notes and Accounting policies are an integral part of these Statements.

A detailed Statement of Contingent Liabilities and Assets (quantified and unquantified) is outlined in the Specific Fiscal Risk chapter.

The Statement of Specific Risks (quantified and unquantified) is outlined in the Specific Fiscal Risk chapter.

Forecast Statement of Segments

Statement of Financial Performance (institutional form)
for the year ended 30 June 2003

($ million)	Core Crown 2003	Crown entities 2003	State-owned enterprises 2003	Inter-segment eliminations 2003	Total Crown 2003
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	40,168	—	—	(383)	39,785
Other sovereign levied income	517	2,297	—	(51)	2,763
Sales of goods and services	730	1,245	8,797	(387)	10,385
Investment income	1,539	718	104	(502)	1,859
Other revenues	670	13,600	588	(12,623)	2,235
Total revenue	43,624	17,860	9,489	(13,946)	57,027

Expenses by input type
Subsidies and transfer payments	13,798	1,309	—	—	15,107
Personnel expenses	4,011	6,054	1,557	(2)	11,620
Operating expenses	19,815	8,867	7,334	(13,451)	22,565
Finance costs	2,360	202	267	(279)	2,550
FX losses/(gains)	118	48	(85)	—	81
GSF and ACC liability revaluation movements	1,647	1,654	—	—	3,301
Total expenses	41,749	18,134	9,073	(13,732)	55,224

Expenses by functional classification
Social security and welfare	13,907	3,587	—	(410)	17,084
Health	7,501	5,934	—	(6,023)	7,412
Education	7,016	4,724	—	(3,952)	7,788
Other functional classifications	10,847	3,639	8,891	(3,068)	20,309
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,478	250	182	(279)	2,631
Total expenses	41,749	18,134	9,073	(13,732)	55,224
TEI’s and Minority Interest		151	12	—	163

Operating balance	1,875	(123)	428	(214)	1,966

Statement of Financial Position (institutional form)
as at 30 June 2003

($ million)	Core Crown 2003	Crown entities 2003	State-owned enterprises 2003	Inter-segment eliminations 2003	Total Crown 2003
	$m	$m	$m	$m	$m
Assets
Financial assets	23,029	10,947	2,016	(5,654)	30,338
Physical assets	17,450	25,253	9,964	—	52,667
Investment in SOEs and CEs (including TEIs)	23,166	4,212	—	(23,166)	4,212
Other assets	8,589	2,334	2,508	(797)	12,634
Total assets	72,234	42,746	14,488	(29,617)	99,851
Liabilities
Borrowings	35,575	3,167	5,197	(5,654)	38,285
Other liabilities	23,661	12,753	2,663	(1,292)	37,785
Total liabilities	59,236	15,920	7,860	(6,946)	76,070
Net worth	12,998	26,826	6,628	(22,671)	23,781

Taxpayer funds	8,316	17,160	5,258	(22,671)	8,063
Revaluation reserves	4,682	9,666	1,276	—	15,624
Minority Interest	—	—	94	—	94
Net worth	12,998	26,826	6,628	(22,671)	23,781

Analysis of financial assets and borrowings
Advances and cash	6,994	1,501	1,541	(1,004)	9,032
MSDs and equity investments	16,035	9,446	475	(4,650)	21,306
Total financial assets	23,029	10,947	2,016	(5,654)	30,338
Borrowings – Sovereign guaranteed	35,575	—	—	(4,498)	31,077
Borrowings – Non-sovereign guaranteed	—	3,167	5,197	(1,156)	7,208
Total borrowings	35,575	3,167	5,197	(5,654)	38,285
Borrowings less financial assets	12,546	(7,780)	3,181	—	7,947
Net Crown debt	17,577	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	36,086

Forecast Statement of Financial Performance (institutional form)
for the year ended 30 June 2004

($ million)	Core Crown 2004	Crown entities 2004	State-owned enterprises 2004	Inter-segment eliminations 2004	Total Crown 2004
	$m	$m	$m	$m	$m
Revenue

Taxation revenue	42,740	—	—	(387)	42,353
Other sovereign levied income	621	2,441	—	(56)	3,006
Sales of goods and services	735	1,652	8,202	(382)	10,207
Investment income	1,885	994	124	(437)	2,566
Other revenues	640	15,588	671	(14,837)	2,062
Total revenue	46,621	20,675	8,997	(16,099)	60,194

Expenses by input type
Subsidies and transfer payments	14,205	1,419	—	—	15,624
Personnel expenses	4,336	6,572	1,632	(4)	12,536
Operating expenses	21,162	10,869	6,458	(15,657)	22,832
Finance costs	2,273	216	307	(220)	2,576
FX losses/(gains)	21	147	(88)	—	80
GSF and ACC liability revaluation movements	214	608	—	—	822
Total expenses	42,211	19,831	8,309	(15,881)	54,470

Expenses by functional classification
Social security and welfare	14,205	2,654	—	(412)	16,447
Health	8,123	6,686	—	(6,917)	7,892
Education	7,589	5,843	—	(5,197)	8,235
Other functional classifications	10,000	4,285	8,090	(3,135)	19,240
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,294	363	219	(220)	2,656
Total expenses	42,211	19,831	8,309	(15,881)	54,470
Net surplus TEIs	—	151	—	—	151
Operating balance	4,410	995	688	(218)	5,875

Forecast Statement of Financial Position (institutional form)
As at 30 June 2004

($ million)	Core Crown 2004	Crown entities 2004	State-owned enterprises 2004	Inter-segment eliminations 2004	Total Crown 2004
	$m	$m	$m	$m	$m
Assets

Financial assets	24,581	11,930	2,524	(6,870)	32,165
Physical assets	17,832	25,922	10,158	—	53,912
Investment in SOEs and CEs (including TEIs)	23,451	4,412	—	(23,451)	4,412
Other assets	8,164	2,053	2,692	(805)	12,104
Total assets	74,028	44,317	15,374	(31,126)	102,593
Liabilities

Borrowings	33,313	3,395	5,802	(6,870)	35,640
Other liabilities	23,286	12,529	2,712	(1,306)	37,221
Total liabilities	56,599	15,924	8,514	(8,176)	72,861
Net worth	17,429	28,393	6,860	(22,950)	29,732
Taxpayer funds	12,726	18,712	5,562	(22,950)	14,050
Revaluation reserves	4,703	9,681	1,298	—	15,682
Net worth	17,429	28,393	6,860	(22,950)	29,732

Analysis of financial assets and borrowings
Advances and cash	8,482	1,460	2,174	(2,173)	9,943
MSDs and equity investments	16,099	10,470	350	(4,697)	22,222
Total financial assets	24,581	11,930	2,524	(6,870)	32,165
Borrowings - Sovereign guaranteed	33,313	—	—	(4,631)	28,682
Borrowings - Non-sovereign guaranteed	—	3,395	5,802	(2,239)	6,958
Total borrowings	33,313	3,395	5,802	(6,870)	35,640
Borrowings less financial assets	8,732	(8,535)	3,278	—	3,475
Net Crown debt	15,901	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	34,031

Forecast Statement of Financial Performance (institutional form)
for the year ended 30 June 2005

($ million)	Core Crown 2005	Crown entities 2005	State-owned enterprises 2005	Inter-segment eliminations 2005	Total Crown 2005
	$m	$m	$m	$m	$m
Revenue

Taxation revenue	44,690	—	—	(497)	44,193
Other sovereign levied income	674	2,457	—	(57)	3,074
Sales of goods and services	704	1,682	8,715	(385)	10,716
Investment income	2,206	786	126	(601)	2,517
Other revenues	636	16,313	624	(15,548)	2,025
Total revenue	48,910	21,238	9,465	(17,088)	62,525

Expenses by input type

Subsidies and transfer payments	14,705	1,544	—	—	16,249
Personnel expenses	4,564	6,766	1,702	(5)	13,027
Operating expenses	23,150	11,486	6,596	(16,480)	24,752
Finance costs	2,112	246	332	(254)	2,436
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(57)	598	—	—	541
Total expenses	44,474	20,640	8,630	(16,739)	57,005

Expenses by functional classification

Social security and welfare	14,787	2,814	—	(421)	17,180
Health	8,827	6,986	—	(7,327)	8,486
Education	7,969	6,062	—	(5,325)	8,706
Other functional classifications	10,338	4,532	8,298	(3,412)	19,756
Forecast new operating spending	441	—	—	—	441
Finance costs and FX losses/(gains)	2,112	246	332	(254)	2,436
Total expenses	44,474	20,640	8,630	(16,739)	57,005
Net surplus TEIs	—	151	—	—	151
Operating balance	4,436	749	835	(349)	5,671

Forecast Statement of Financial Position (institutional form)
as at 30 June 2005

($ million)	Core Crown 2005	Crown entities 2005	State-owned enterprises 2005	Inter-segment eliminations 2005	Total Crown 2005
	$m	$m	$m	$m	$m
Assets

Financial assets	26,051	12,731	3,026	(7,470)	34,338
Physical assets	18,115	26,755	11,324	—	56,194
Investment in SOEs and CEs (including TEIs)	24,268	4,609	—	(24,267)	4,610
Other assets	8,444	2,074	2,970	(796)	12,692
Total assets	76,878	46,169	17,320	(32,533)	107,834

Liabilities

Borrowings	31,693	3,653	6,981	(7,470)	34,857
Other liabilities	23,316	12,860	2,708	(1,310)	37,574
Total liabilities	55,009	16,513	9,689	(8,780)	72,431
Net worth	21,869	29,656	7,631	(23,753)	35,403

Taxpayer Funds	17,163	19,983	6,328	(23,753)	19,721
Revaluation reserves	4,706	9,673	1,303	—	15,682
Net worth	21,869	29,656	7,631	(23,753)	35,403

Analysis of financial assets and borrowings
Advances and cash	9,395	1,373	2,598	(2,324)	11,042
MSDs and equity investments	16,656	11,358	428	(5,146)	23,296
Total financial assets	26,051	12,731	3,026	(7,470)	34,338
Borrowings - Sovereign guaranteed	31,693	—	—	(5,073)	26,620
Borrowings - Non-sovereign guaranteed	—	3,653	6,981	(2,397)	8,237
Total borrowings	31,693	3,653	6,981	(7,470)	34,857
Borrowings less financial assets	5,642	(9,078)	3,955	—	519
Net Crown debt	15,336	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	32,663

Forecast Statement of Financial Performance (institutional form)
for the year ended 30 June 2006

($ million)	Core Crown 2006	Crown entities 2006	State- owned enterprises 2006	Inter- segment eliminations 2006	Total Crown 2006
	$m	$m	$m	$m	$m
Revenue

Taxation revenue	46,476	—	—	(561)	45,915
Other sovereign levied income	665	2,663	—	(54)	3,274
Sales of goods and services	699	1,736	9,211	(391)	11,255
Investment income	2,578	853	145	(653)	2,923
Other revenues	609	16,741	630	(15,973)	2,007
Total revenue	51,027	21,993	9,986	(17,632)	65,374

Expenses by input type
Subsidies and transfer payments	15,772	1,660	—	—	17,432
Personnel expenses	4,708	6,902	1,773	(4)	13,379
Operating expenses	24,961	11,765	6,891	(16,976)	26,641
Finance costs	2,182	255	394	(281)	2,550
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(97)	626	—	—	529
Total expenses	47,526	21,208	9,058	(17,261)	60,531

Expenses by functional classification
Social security and welfare	15,819	2,964	—	(429)	18,354
Health	9,349	7,016	—	(7,387)	8,978
Education	8,184	6,230	—	(5,470)	8,944
Other functional classifications	10,547	4,743	8,664	(3,694)	20,260
Forecast new operating spending	1,445	—	—	—	1,445
Finance costs and FX losses/(gains)	2,182	255	394	(281)	2,550
Total expenses	47,526	21,208	9,058	(17,261)	60,531
Net surplus TEIs	—	151	—	—	151
Operating balance	3,501	936	928	(371)	4,994

Forecast Statement of Financial Position (institutional form)
as at 30 June 2006

($ million)	Core Crown 2006	Crown entities 2006	State- owned enterprises 2006	Inter- segment eliminations 2006	Total Crown 2006
	$m	$m	$m	$m	$m
Assets

Financial assets	29,715	13,907	3,733	(8,101)	39,254
Physical assets	18,005	27,290	12,853	—	58,148
Investment in SOEs and CEs (including TEIs)	24,586	4,823	—	(24,585)	4,824
Other assets	8,715	2,090	2,966	(797)	12,974
Total assets	81,021	48,110	19,552	(33,483)	115,200
Liabilities

Borrowings	32,72	3,771	8,537	(8,101)	36,579
Other liabilities	23,276	13,470	2,743	(1,265)	38,224
Total liabilities	55,648	17,241	11,280	(9,366)	74,803
Net worth	25,373	30,869	8,272	(24,117)	40,397

Taxpayer Funds	20,664	21,185	6,983	(24,117)	24,715
Revaluation reserves	4,709	9,684	1,289	—	15,682
Net worth	25,373	30,869	8,272	(24,117)	40,397

Analysis of financial assets and borrowings
Advances and cash	10,313	1,375	3,258	(2,464)	12,482
MSDs and equity investments	19,402	12,532	475	(5,637)	26,772
Total financial assets	29,715	13,907	3,733	(8,101)	39,254
Borrowings - Sovereign guaranteed	32,372	—	—	(5,558)	26,814
Borrowings - Non-sovereign guaranteed	—	3,771	8,537	(2,543)	9,765
Total borrowings	32,372	3,771	8,537	(8,101)	36,579
Borrowings less financial assets	2,657	(10,136)	4,804	—	(2,675)

Net Crown debt	15,162	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	33,622

Forecast Statement of Financial Performance (institutional form)
for the year ended 30 June 2007

($ million)	Core Crown 2007	Crown entities 2007	State- owned enterprises 2007	Inter- segment eliminations 2007	Total Crown 2007
	$m	$m	$m	$m	$m
Revenue

Taxation revenue	48,612	—	—	(564)	48,048
Other sovereign levied income	658	2,725	—	(58)	3,325
Sales of goods and services	708	1,791	9,657	(375)	11,781
Investment income	3,006	934	150	(707)	3,383
Other revenues	602	17,055	640	(16,269)	2,028
Total revenue	53,586	22,505	10,447	(17,973)	68,565

Expenses by input type
Subsidies and transfer payments	16,706	1,722	—	—	18,428
Personnel expenses	4,709	7,005	1,842	(4)	13,552
Operating expenses	26,630	11,974	7,200	(17,261)	28,543
Finance costs	2,133	262	471	(311)	2,555
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(116)	643	—	—	527
Total expenses	50,062	21,606	9,513	(17,576)	63,605

Expenses by functional classification
Social security and welfare	16,720	3,091	—	(437)	19,374
Health	9,870	7,016	—	(7,418)	9,468
Education	8,392	6,407	—	(5,622)	9,177
Other functional classifications	10,580	4,830	9,042	(3,788)	20,664
Forecast new operating spending	2,367	—	—	—	2,367
Finance costs and FX losses/(gains)	2,133	262	471	(311)	2,555
Total expenses	50,062	21,606	9,513	(17,576)	63,605
Net surplus TEIs	—	151	—	—	151
Operating balance	3,524	1,050	934	(397)	5,111

Forecast Statement of Financial Position (institutional form)
as at 30 June 2007

($ million)	Core Crown 2007	Crown entities 2007	State- owned enterprises 2007	Inter- segment eliminations 2007	Total Crown 2007
	$m	$m	$m	$m	$m
Assets

Financial assets	33,992	15,187	3,643	(8,958)	43,864
Physical assets	17,724	27,918	14,295	—	59,937
Investment in SOEs and CEs (including TEIs)	24,872	4,993	—	(24,870)	4,995
Other assets	8,904	2,120	3,110	(797)	13,337
Total assets	85,492	50,218	21,048	(34,625)	122,133
Liabilities

Borrowings	33,386	3,849	9,295	(8,958)	37,572
Other liabilities	23,205	14,232	2,855	(1,239)	39,053
Total liabilities	56,591	18,081	12,150	(10,197)	76,625

Net worth	28,901	32,137	8,898	(24,428)	45,508

Taxpayer Funds	24,189	22,461	7,604	(24,428)	29,826
Revaluation reserves	4,712	9,676	1,294	—	15,682
Net worth	28,901	32,137	8,898	(24,428)	45,508

Analysis of financial assets and borrowings
Advances and cash	11,495	1,405	3,164	(2,805)	13,259
MSDs and equity investments	22,497	13,782	479	(6,153)	30,605
Total financial assets	33,992	15,187	3,643	(8,958)	43,864

Borrowings - Sovereign guaranteed	33,386	—	—	(6,065)	27,321
Borrowings - Non-sovereign guaranteed	—	3,849	9,295	(2,893)	10,251
Total borrowings	33,386	3,849	9,295	(8,958)	37,572
Borrowings less financial assets	(606)	(11,338)	5,652	—	(6,292)
Net Crown debt	14,985	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	34,946

Forecast Statement of Financial Performance (institutional form)
for the year ended 30 June 2008

($ million)	Core Crown 2008	Crown entities 2008	State- owned enterprises 2008	Inter- segment eliminations 2008	Total Crown 2008
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	51,113	—	—	(581)	50,532
Other sovereign levied income	657	2,784	—	(57)	3,384
Sales of goods and services	696	1,846	10,043	(384)	12,201
Investment income	3,442	1,020	148	(779)	3,831
Other revenues	591	17,274	649	(16,462)	2,052
Total revenue	56,499	22,924	10,840	(18,263)	72,000

Expenses by input type
Subsidies and transfer payments	17,612	1,787	—	—	19,399
Personnel expenses	4,745	7,034	1,893	(5)	13,667
Operating expenses	28,341	12,262	7,482	(17,480)	30,605
Finance costs	2,196	263	500	(350)	2,609
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(145)	651	—	—	506
Total expenses	52,749	21,997	9,875	(17,835)	66,786

Expenses by functional classification
Social security and welfare	17,599	3,181	—	(444)	20,336
Health	9,919	7,017	—	(7,445)	9,491
Education	8,602	6,542		(5,716)	9,428
Other functional classifications	10,605	4,994	9,375	(3,880)	21,094
Forecast new operating spending	3,828	—	—	—	3,828
Finance costs and FX losses/(gains)	2,196	263	500	(350)	2,609
Total expenses	52,749	21,997	9,875	(17,835)	66,786
Net surplus TEIs		151	—	—	151
Operating balance	3,750	1,078	965	(428)	5,365

Forecast Statement of Financial Position (institutional form)
as at 30 June 2008

($ million)	Core Crown 2008	Crown entities 2008	State- owned enterprises 2008	Inter- segment eliminations 2008	Total Crown 2008
	$m	$m	$m	$m	$m
Assets
Financial assets	38,359	16,531	3,777	(9,657)	49,010
Physical assets	17,403	28,167	14,610	—	60,180
Investment in SOEs and CEs (including TEIs)	25,046	5,176	—	(25,045)	5,177
Other assets	9,396	2,162	3,219	(799)	13,978
Total assets	90,204	52,036	21,606	(35,501)	128,345
Liabilities

Borrowings	34,437	3,712	9,192	(9,657)	37,684
Other liabilities	23,112	14,988	2,992	(1,304)	39,788
Total liabilities	57,549	18,700	12,184	(10,961)	77,472
Net worth	32,655	33,336	9,422	(24,540)	50,873

Taxpayer Funds	27,940	23,640	8,151	(24,540)	35,191
Revaluation reserves	4,715	9,696	1,271	—	15,682
Net worth	32,655	33,336	9,422	(24,540)	50,873

Analysis of financial assets and borrowings
Advances and cash	12,542	1,428	3,296	(2,955)	14,311
MSDs and equity investments	25,817	15,103	481	(6,702)	34,699
Total financial assets	38,359	16,531	3,777	(9,657)	49,010
Borrowings - Sovereign guaranteed	34,437	—	—	(6,605)	27,832
Borrowings - Non-sovereign guaranteed	—	3,712	9,192	(3,052)	9,852
Total borrowings	34,437	3,712	9,192	(9,657)	37,684
Borrowings less financial assets	(3,922)	(12,819)	5,415	—	(11,326)
		Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Net Crown debt	15,136
Gross sovereign-issued debt	36,344

Notes to the Forecast Financial Statements

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

NOTE 1: Revenue Collected Through the Crown’s Sovereign Power

Income Tax Revenue (accrual)

Individuals
Source deductions	15,933	16,396	16,855	17,701	18,613	19,634	20,665
Other persons	4,195	4,328	3,997	3,995	4,143	4,421	4,717
Refunds	(834)	(834)	(874)	(876)	(876)	(876)	(876)
Fringe benefit tax	375	373	412	432	450	471	491
Total Individuals	19,669	20,263	20,390	21,252	22,330	23,650	24,997

Corporate Tax
Gross companies tax	5,245	5,190	6,134	6,416	6,447	6,528	6,868
Refunds	(191)	(138)	(174)	(187)	(192)	(192)	(192)
Non-resident withholding tax	732	702	803	803	819	847	899
Foreign-source dividend withholding payments	154	126	140	130	130	130	130
Total Corporate Tax	5,940	5,880	6,903	7,162	7,204	7,313	7,705

Other Income Tax
Resident withholding tax on interest income	1,111	1,074	1,189	1,282	1,337	1,381	1,426
Resident withholding tax on dividend income	57	52	58	58	59	60	63
Estate and gift duties	1	1	2	2	2	2	2
Total Other Income Tax	1,169	1,127	1,249	1,342	1,398	1,443	1,491
Total Income Tax	26,778	27,270	28,542	29,756	30,932	32,406	34,193

Goods and Services Tax
Gross goods and services tax	14,959	15,579	16,487	17,156	17,629	18,516	19,524
Refunds	(6,221)	(6,465)	(6,915)	(7,120)	(7,349)	(7,715)	(8,141)
Total Goods and Services Tax	8,738	9,114	9,572	10,036	10,280	10,801	11,383

Other Taxation
Petroleum fuels excise	995	918	950	802	903	924	944
Tobacco excise	850	876	826	831	839	847	853
Customs duty	750	745	725	958	1,051	1,085	1,100
Road user charges	621	631	658	686	754	795	839
Alcohol excise	465	492	473	482	498	514	530
Gaming duties	248	281	268	299	312	328	345
Motor vehicle fees	197	193	203	211	215	219	223
Energy resources levies	94	86	82	77	76	74	67
Approved issuer levy (AIL) and cheque duty	49	45	54	55	55	55	55
Total Other Indirect Taxation	4,269	4,267	4,239	4,401	4,703	4,841	4,956
Total Indirect Taxation	13,007	13,381	13,811	14,437	14,983	15,642	16,339
Total Tax Revenue Collected	39,785	40,651	42,353	44,193	45,915	48,048	50,532

Other Sovereign Revenues (accrual)
ACC levies	1,854	1,897	1,984	2,000	2,203	2,262	2,319
Fire Service levies	228	224	231	231	230	231	231
EQC levies	77	78	78	80	82	83	85
Other levies	604	627	713	763	759	749	749
Total Other Sovereign Revenues	2,763	2,826	3,006	3,074	3,274	3,325	3,384
Total Sovereign Revenue	42,548	43,477	45,359	47,267	49,189	51,373	53,916

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

NOTE 1: Receipts Collected Through the Crown’s Sovereign Power

Income Tax Receipts (cash)

Individuals
Source deductions	15,623	16,396	16,856	17,702	18,614	19,635	20,666
Other persons	4,499	4,734	4,376	4,414	4,637	4,995	5,321
Refunds	(1,287)	(1,240)	(1,388)	(1,300)	(1,370)	(1,450)	(1,480)
Fringe benefit tax	374	373	409	428	446	466	486
Total Individuals	19,209	20,263	20,253	21,244	22,327	23,646	24,993

Corporate Tax
Gross companies tax	6,021	5,775	7,056	7,135	7,240	7,347	7,671
Refunds	(821)	(722)	(1,137)	(1,091)	(1,051)	(1,090)	(1,080)
Non-resident withholding tax	740	710	806	794	819	847	899
Foreign-source dividend withholding payments	160	126	137	130	130	130	130
Total Corporate Tax	6,100	5,889	6,862	6,968	7,138	7,234	7,620

Other Income Tax
Resident withholding tax on interest income	1,104	1,074	1,199	1,282	1,337	1,381	1,426
Resident withholding tax on dividend income	56	52	58	58	59	60	63
Estate and gift duties	2	1	2	2	2	2	2
Total Other Income Tax	1,162	1,127	1,259	1,342	1,398	1,443	1,491
Total Income Tax	26,471	27,279	28,374	29,554	30,863	32,323	34,104

Goods and Services Tax
Gross goods and services tax	14,489	15,229	15,897	16,906	17,379	18,266	19,274
Refunds	(5,718)	(6,165)	(6,325)	(6,870)	(7,099)	(7,465)	(7,891)
Total Goods and Services Tax	8,771	9,064	9,572	10,036	10,280	10,801	11,383

Other Taxation
Petroleum fuels excise	971	918	950	802	903	924	944
Tobacco excise	867	876	826	831	839	847	853
Customs duty	712	745	740	958	1,051	1,085	1,100
Road user charges	620	629	656	686	754	795	839
Alcohol excise	461	492	473	482	498	514	530
Gaming duties	277	281	268	299	312	328	345
Motor vehicle fees	201	193	203	211	220	219	223
Energy resources levies	97	87	83	78	77	74	68
Approved issuer levy (AIL) and cheque duty	51	45	54	55	55	55	55
Total Other Indirect Taxation	4,257	4,266	4,253	4,402	4,709	4,841	4,957
Total Indirect Taxation	13,028	13,330	13,825	14,438	14,989	15,642	16,340
Total Tax Receipts Collected	39,499	40,609	42,199	43,992	45,852	47,965	50,444

Other Sovereign Receipts (cash)
ACC levies	1,638	1,931	1,902	1,936	2,162	2,220	2,274
Fire Service levies	227	226	232	232	232	232	233
EQC levies	77	79	79	81	82	84	85
Other levies	589	488	560	602	599	606	618
Total Other Sovereign Receipts	2,531	2,724	2,773	2,851	3,075	3,142	3,210
Total Sovereign Receipts	42,030	43,333	44,972	46,843	48,927	51,107	53,654

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast
NOTE 2: Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown Estate (ie, total sales for core Crown, Crown entities and SOEs).  The total for Crown entities includes such items as lottery sales, housing rental, CRI sales and so on.  The total sales of SOEs represents the majority of their income from electricity generation and distribution services, postal services, advertising, air travel sales and so on.

NOTE 3: Investment Income

NZS Fund investment income	—	222	164	446	673	927	1,210
Other investment income	1,466	1,162	1,947	1,568	1,685	1,825	1,916
Student loans	393	447	455	503	565	631	705
Total Investment Income	1,859	1,831	2,566	2,517	2,923	3,383	3,831

NOTE 4: Other Revenue

Unrealised (losses)/gains arising from changes in the value of commercial forests	(20)	—	—	—	—	—	—
GSF contributions	130	103	113	100	89	79	68
Petroleum royalties	44	30	35	29	25	28	28
Cost recovery income from Fisheries	31	33	23	31	30	30	30
Other	2,050	1,515	1,891	1,865	1,863	1,891	1,926
Total Other Revenue	2,235	1,681	2,062	2,025	2,007	2,028	2,052

NOTE 5: Subsidies and Transfer Payments

Social assistance grants
New Zealand Superannuation	5,642	5,894	5,889	6,086	6,411	6,799	7,191
ACC payments	1,309	1,383	1,420	1,544	1,659	1,723	1,787
Unemployment Benefit	1,274	1,317	1,086	939	1,004	1,058	1,079
Domestic Purposes Benefit	1,520	1,567	1,567	1,577	1,557	1,569	1,619
Family Support	862	815	819	932	1,332	1,487	1,696
Student allowances	387	433	387	413	440	457	470
Other social assistance grants	3,742	3,965	4,054	4,339	4,616	4,918	5,146
Subsidies	113	135	125	135	130	133	128
Other transfer payments
Official development assistance	230	246	250	259	259	259	259
Other	28	32	27	25	24	25	24
Total Subsidies and Transfer Payments	15,107	15,787	15,624	16,249	17,432	18,428	19,399

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

NOTE 6: Personnel Expenses

GSF pension costs (excluding liability movement)	978	1,010	987	1,042	1,084	1,116	1,140
Other pension expenses	78	81	80	90	95	95	95
Other personnel expenses	10,564	11,008	11,469	11,895	12,200	12,341	12,432
Total Personnel Expenses	11,620	12,099	12,536	13,027	13,379	13,552	13,667

NOTE 7: Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of every entity included in the Crown financial statements, excluding those separately identified in the Statement of Financial Performance and other notes.  Items disclosed separately are those required by accounting standards (and are expanded on further in the annual Crown financial statements).  These include depreciation, rental costs and goodwill amortised.

Other operating costs is the large residual.  Most of it represents the payment made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example).  It also includes other day-to-day operating costs.

Depreciation expense (by class of asset):
Buildings	701	550	777	803	806	825	818
Electricity distribution network	86	110	116	113	113	106	112
Electricity generation assets	143	155	166	183	203	229	235
Specialist military equipment (SME)	168	178	179	188	190	207	243
State highways	199	223	211	237	267	300	332
Aircraft (ex SME)	105	84	137	120	126	153	189
Other plant and equipment	676	762	729	799	853	877	904
Other assets	99	278	83	92	95	101	108
Total depreciation costs	2,177	2,340	2,398	2,535	2,653	2,798	2,941

Other operating items:
Rental and leasing costs	712	797	697	679	651	657	681
Change in provision for doubtful debts	67	338	78	74	69	68	67
Write off of bad debts	188	41	247	198	189	213	213
Goodwill amortised	84	47	47	47	47	47	47
Grants paid	306	293	296	310	310	315	324
Lottery prize payments	301	313	304	314	331	349	367
Loss/(gain) on sale of assets	19	—	—	—	—	—	—
Other operating expenses	18,711	18,719	18,765	20,154	20,946	21,729	22,137
Total operating expenses	22,565	22,888	22,832	24,311	25,196	26,176	26,777

NOTE 8: Forecast New Operating Spending

New operating spending up to Budget 2004	—	175	—	—	—	—	—
New operating spending up to Budget 2005	—	—	—	441	467	463	461
Forecast new operating spending	—	—	—	—	978	1,904	3,367
Total Forecast for Future New Spending	—	175	—	441	1,445	2,367	3,828

The forecast new operating spending represents an amount that indicates in broad terms the potential spending increases that could be introduced in each future budget round.  The amount available between budget 2004 and Budget 2005 is between $500 million and $525 million (GST inclusive). The forecasts include $1.8 billion for Budget 2005 and $1.6 billion for 2006/07 and 2007/08, though the remaining amounts for 2005/06 and 2006/07 are lower as some has already been allocated (e.g. as part of Health sector funding packages including removal of asset testing and some Education funding), leaving indicative totals of around $1.1 billion (GST inclusive) for Budget 2005 and $1.0 billion (GST inclusive) for 2006/07.

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

NOTE 9: Cash and Marketable Securities, Deposits & Equity Investments

By category:
Total Cash	2,732	2,073	2,341	2,121	2,262	2,162	2,283

Marketable securities and deposits	15,505	13,632	13,311	12,372	13,584	14,923	16,269
Equity investments (e.g. shares)	4,734	4,747	8,062	10,067	12,317	14,793	17,521
Reserve position at the International Monetary Fund	1,067	1,074	849	857	871	889	909
Total MSDs and Equity Investments	21,306	19,453	22,222	23,296	26,772	30,605	34,699
Total Cash and MSDs & Equity Investments	24,038	21,526	24,563	25,417	29,034	32,767	36,982

By portfolio management:
Reserve Bank and DMO managed funds	11,348	7,506	9,546	7,802	8,013	8,315	8,514
New Zealand Superannuation Fund	1,884	3,950	3,496	5,692	8,138	10,869	13,934
Government Superannuation Fund	2,636	2,727	2,955	3,032	3,117	3,162	3,217
ACC portfolio	3,403	2,829	3,862	4,277	4,879	5,526	6,199
EQC portfolio	1,224	1,384	1,469	1,559	1,678	1,797	1,917
Other holdings	811	1,057	894	934	947	936	918
Total MSDs and Equity Investments	21,306	19,453	22,222	23,296	26,772	30,605	34,699

The asset values above are net of any cross-holdings.  For example the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of NZ Government Stock.  For financial reporting purposes these amounts are eliminated within the consolidated financial statements.  The total portfolios are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown.  It is for this reason that such assets are excluded from the definition of net debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses and may only be used for NZ Superannuation.  The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the financial assets of the GSF totalling around $3 billion.  These assets result from contributions by employees built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act).  Also refer Note 15 Outstanding Liability associated with GSF benefits.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners.  EQC administers the NDF, comprising capital and reserves. EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

The ACC manages the ACC scheme.  At present there is a substantial outstanding claims liability associated with past claims in excess of $9.1 billion and is expected to increase.  To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets.  The target is to have the residual claims fully funded by 2014.  Also refer Note 16 Outstanding Claims Liability.

Individual portfolio information (including cross holdings of NZ Government Stock)

NZS Fund	1,884	3,950	3,885	6,323	9,044	12,076	15,481
GSF financial assets	3,182	3,026	3,287	3,372	3,445	3,518	3,580
ACC portfolio	4,922	4,981	5,587	6,186	6,995	7,868	8,778
EQC portfolio	4,062	4,303	4,286	4,602	4,979	5,379	5,801

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

NOTE 10: Advances

Student loans (see analysis below)	5,370	5,926	6,095	6,864	7,672	8,537	9,454
Kiwibank deposits	501	857	1,069	1,581	2,052	2,052	2,052
Residential care loans	68	80	71	73	73	73	73
Maori development rural lending	43	45	48	48	48	48	48
Other	318	314	319	355	375	387	401
Total Advances	6,300	7,222	7,602	8,921	10,220	11,097	12,028

Analysis of Student Loans
Outstanding balance
Total loans outstanding (including interest)	6,094	6,942	6,911	7,775	8,686	9,657	10,691
Total provisions (capital and interest)	(724)	(1,016)	(816)	(911)	(1,014)	(1,120)	(1,237)
Total Student Loans	5,370	5,926	6,095	6,864	7,672	8,537	9,454

Movement during the year
Opening balance	4,749	5,322	5,370	6,095	6,864	7,672	8,537
Amount advanced in current year	952	996	1,021	1,100	1,147	1,204	1,261
Interest accrued on outstanding loan balances	393	447	455	503	565	631	705
Repayment of base capital	(252)	(301)	(289)	(334)	(366)	(395)	(429)
Repayment of accrued interest	(186)	(189)	(203)	(204)	(224)	(245)	(266)
Interest written off and movement in provision for interest write-offs and doubtful debts	(291)	(357)	(267)	(304)	(322)	(339)	(363)
Other movements	5	8	8	8	8	9	9
Closing Balance	5,370	5,926	6,095	6,864	7,672	8,537	9,454

NOTE 11: Receivables

Taxes receivable	5,375	4,533	5,471	5,577	5,573	5,580	5,587
Accounts receivable	4,262	3,453	3,628	3,996	4,105	4,358	4,605
Receivable from the sale and purchase of Maui gas	200	166	183	114	156	119	133
Prepayments	306	173	271	265	265	265	265
Total Receivables	10,143	8,325	9,553	9,952	10,099	10,322	10,590

NOTE 12: Other Investments

International Bank for Reconstruction and Development	89	99	79	79	79	79	79
Asian Development Bank	92	96	81	81	81	81	81
Other	83	201	81	93	94	94	94
Total Other Investments	264	396	241	253	254	254	254

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

NOTE 13: Property, Plant and Equipment

By Type
Gross Carrying Value
Land (valuation)	6,748	5,224	6,634	6,891	6,938	7,006	7,011
Properties intended for sale (valuation)	454	423	459	478	466	466	466
Buildings (valuation)	15,956	15,890	17,625	18,731	19,661	20,582	21,175
Electricity distribution network (valuation)	2,178	2,370	2,293	2,466	2,627	2,970	3,317
Electricity generation assets (cost) (1)	5,236	7,879	5,311	6,259	6,869	7,362	7,642
Aircraft (ex SME) (valuation)	1,234	2,024	1,180	1,367	2,331	3,127	3,040
State highways (valuation)	12,556	12,466	12,980	13,445	13,968	14,527	15,062
Specialist military equipment (valuation)	3,098	3,576	2,872	3,038	3,005	3,049	3,094
Other plant and equipment (cost)	7,737	7,939	8,658	9,805	10,675	11,485	12,517
Other assets (valuation)	5,331	5,365	5,298	5,345	5,532	5,775	5,895
Total Gross Carrying Value	60,528	63,156	63,310	67,825	72,072	76,349	79,219

Accumulated Depreciation
Buildings	1,228	2,688	2,114	2,822	3,602	4,376	5,099
Electricity distribution network	198	326	293	386	479	567	660
Electricity generation assets	557	722	616	791	983	1,197	1,417
Aircraft (ex SME)	—	170	77	98	120	147	180
State highways	—	432	211	447	715	1,014	1,346
Specialist military equipment	756	934	483	671	752	959	1,202
Other plant and equipment	4,668	5,139	5,160	5,931	6,744	7,568	8,485
Other assets	454	640	444	485	529	584	650
Total Accumulated Depreciation	7,861	11,051	9,398	11,631	13,924	16,412	19,039

Net Carrying Value
Land (valuation)	6,748	5,224	6,634	6,891	6,938	7,006	7,011
Properties intended for sale (valuation)	454	423	459	478	466	466	466
Buildings (valuation)	14,728	13,202	15,511	15,909	16,059	16,206	16,076
Electricity distribution network (valuation)	1,980	2,044	2,000	2,080	2,148	2,403	2,657
Electricity generation assets (cost)	4,679	7,157	4,695	5,468	5,886	6,165	6,225
Aircraft (ex SME) (valuation)	1,234	1,854	1,103	1,269	2,211	2,980	2,860
State highways (valuation)	12,556	12,034	12,769	12,998	13,253	13,513	13,716
Specialist military equipment (valuation)	2,342	2,642	2,389	2,367	2,253	2,090	1,892
Other plant and equipment (cost)	3,069	4,725	3,498	3,874	3,931	3,917	4,032
Other assets (valuation)	4,877	2,800	4,854	4,860	5,003	5,191	5,245
Total Net Carrying Value	52,667	52,105	53,912	56,194	58,148	59,937	60,180

By Holding
Freehold assets	52,167	51,383	53,502	55,810	57,789	59,578	59,820
Leasehold assets	500	722	410	384	359	359	360
Net carrying value	52,667	52,105	53,912	56,194	58,148	59,937	60,180

(1)          Comparative and forecast figures for electricity generation assets include assets previously classified as buildings.  This better reflects the actual nature of these assets.

NOTE 14: Payables and Provisions

Accounts payable and accruals	7,054	5,754	5,587	5,425	5,552	5,852	6,101
Taxes repayable	2,154	1,919	2,139	2,134	2,134	2,134	2,134
Provisions	588	242	539	507	497	497	489
National Provident Fund guarantee	882	685	882	882	882	882	882
Provisions for employee entitlements	1,200	1,144	1,168	1,179	1,183	1,185	1,173
Total Payables and Provisions	11,878	9,744	10,315	10,127	10,248	10,550	10,779

NOTE 15:  GSF Liability

The Government Superannuation Fund (GSF) assets and liabilities have been calculated by the Government Actuary as at 29 February 2004 for inclusion within the 2004 Budget Economic and Fiscal Update (BEFU).  The liability arises from closed schemes for past and present public sector employees (set out in the GSF Act 1956).  A projected Aggregate Funding method is used for the valuation, based on membership data as at the valuation date. The funding method requires the benefits payable from the GSF in respect of past service to be calculated and then discounted back to the valuation date.

The GSF liability included in the 2004 BEFU was calculated using discount rates derived from the market yield curve as at the balance date (29 February 2004).  This resulted in a long-term after-tax discount rate of 4.1% (4.0% as at 30 June 2003).  The other principal long-term financial assumptions used in the calculation remained unchanged from 30 June 2003, which were an inflation rate of  2.0%, and an annual salary increases rate, before any promotional effects of 3.0%.

The total change in the net unfunded liability is $83 million in 2003/04  (reflecting an increase in the gross liability of $214 million and an increase in the net assets of $131 million).  There are essentially three components to the change, being the net movement in expected investment income and net benefit payments, changes to economic assumptions and actual GSF experience to 29 February 2004.  The change in underlying economic assumptions as at 29 February 2004 accounted for approximately $54 million of the increase in the net liabilities due to the change in the discount rate.  The net liability decreased by $17 million due to actual GSF experience to 29 February 2004.  Finally the net liability is expected to increase $12 million reflecting expected contributions and investment income offset by benefit payments.  The changes in 2004/05 onwards reflect the net movement expected between investment income and contributions less benefit payments.

Compared to the valuation included in the 2003 December Economic and Fiscal Update, the unfunded liability has increased by $549 million.  Much of this change is due to the change in the long-term discount rate from 4.5% to 4.1% between valuation dates resulting in an increase to the liability of around $533 million.  The balance of the increase is due to the actual experience of the GSF between the valuation dates.

Presentation approach

The projected gross liability is included within total liabilities.  The GSF has available to it a portfolio of assets that partially offset the gross liability.  The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall balance sheet.  The component parts are shown in the reconciliation below.

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

GSF liability and asset information
Gross GSF liability
Opening gross liability	12,210	13,422	13,857	14,071	14,014	13,917	13,801
Net projected change	1,647	(87)	214	(57)	(97)	(116)	(145)
Closing gross liability	13,857	13,335	14,071	14,014	13,917	13,801	13,656

Less net assets available to the GSF scheme
Opening asset value	3,287	2,993	3,182	3,313	3,400	3,478	3,551
Net projected change (investment income & contributions less membership payments)	(105)	33	131	87	78	73	66
Closing net asset values	3,182	3,026	3,313	3,400	3,478	3,551	3,617

Net unfunded liability of the GSF schemes
Opening unfunded liability	8,923	10,429	10,675	10,758	10,614	10,439	10,250
Net projected change	1,752	(120)	83	(144)	(175)	(189)	(211)
Net unfunded liability	10,675	10,309	10,758	10,614	10,439	10,250	10,039

NOTE 16:  ACC Claims Liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 31 March 2004.  This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI) of 2.4% (2.3% at 30 June 2003) and discount rate of 6.0% (5.5% at 30 June 2003).  Other key variables in each valuation is the assumed rate at which long-term claimants will leave the scheme over the period.  This assessment is largely based on scheme history.

Explanation of change

The total change in the gross unfunded liability  compared to the expected movement for 2003/04 from the estimate as at 30 June 2003 is $107 million.  The main drivers of the change have been the impacts of scheme experience and the interpretation of prior experience.

Compared to the valuation included in the 2003 December Economic and Fiscal Update, the liability valuation has changed by around $526 million.  This is largely due to the impacts of scheme experience and resultant changes in the valuation assumptions.  Unlike the GSF valuation change, the discount rate used in both valuations for ACC were similar at 6.0% (the reference months for the valuations are slightly different from those used in the GSF valuations being 30 September for the DEFU valuation and 31 March for the BEFU valuation).

Presentation approach

The projected gross liability is included within total liabilities.  The ACC has available to it a portfolio of assets that partially offset the gross liability.  The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crowns’ overall balance sheet.

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

ACC liability and asset information
Gross ACC liability
Opening gross liability	7,501	8,701	9,155	9,763	10,361	10,987	11,630
Net projected change	1,654	499	608	598	626	643	651
Closing gross liability	9,155	9,200	9,763	10,361	10,987	11,630	12,281

Less net assets available to ACC
Opening net asset value	3,865	4,527	4,901	5,943	6,659	7,356	8,100
Net projected change	1,036	766	1,042	716	697	744	796
Closing net asset values	4,901	5,293	5,943	6,659	7,356	8,100	8,896

Net ACC reserves (net liability)
Opening reserves position	(3,636)	(4,174)	(4,254)	(3,820)	(3,702)	(3,631)	(3,530)
Net projected change	(618)	267	434	118	71	101	145
Closing reserves position (net liability)	(4,254)	(3,907)	(3,820)	(3,702)	(3,631)	(3,530)	(3,385)

NOTE 17: Revaluation reserves
Asset Revaluation Reserves
Opening Balance	12,672	12,786	15,624	15,682	15,682	15,682	15,682
Net revaluations
Land and buildings	2,078	—	57	—	—	—	—
State highways	444	—	—	—	—	—	—
TEIs	275	—	—	—	—	—	—
Aircraft (ex SME)	—	—	—	—	—	—	—
Electricity distribution network	—	—	—	—	—	—	—
Other assets	198	—	19	—	—	—	—
Total Net Revaluations	2,995	—	76	—	—	—	—

Transfer to taxpayer funds	(43)	—	(18)	—	—	—	—
Closing Balance	15,624	12,786	15,682	15,682	15,682	15,682	15,682

($ million)	2003 Actual	2004 Previous Budget	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

NOTE 18: Core Crown

Reconciliation of Core Crown Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds (flows of Government stock involving NZS Fund and GSF are not eliminated)
Core Crown Cash Flows from Operations
Total tax receipts	39,842	41,056	42,620	44,720	46,734	48,948	51,554
Total other sovereign receipts	399	384	443	488	484	492	503
Interest, profits and dividends	1,310	953	1,439	848	916	1,026	1,074
Sale of goods & services and other receipts	1,185	1,119	702	668	604	600	576
Subsidies and transfer payments	(14,071)	(14,510)	(14,295)	(14,701)	(15,781)	(16,722)	(17,631)
Personnel and operating expenses	(21,703)	(23,297)	(23,135)	(24,729)	(25,772)	(26,471)	(26,718)
Finance costs	(2,106)	(2,058)	(2,054)	(1,892)	(1,896)	(1,787)	(1,859)
Forecast new operating spending	—	(175)	—	(441)	(1,445)	(2,367)	(3,828)
Net Cash Flows from Core Crown Operations	4,856	3,472	5,720	4,961	3,844	3,719	3,671

Net purchase of physical assets	(1,059)	(1,285)	(1,593)	(1,277)	(891)	(742)	(728)
Net increase in advances	(896)	(1,619)	(1,830)	(857)	(894)	(1,107)	(991)
Net purchase of investments	(484)	(659)	(283)	(800)	(328)	(287)	(175)
Purchase of marketable securities and deposits by NZS Fund	(1,200)	(1,879)	(1,879)	(2,107)	(2,219)	(2,342)	(2,504)
Purchase of Reserve Bank reserves	—	—	—	(500)	(500)	(500)	(400)
Forecast new capital spending	—	(180)	—	(228)	(188)	(207)	(444)
Available to Repay Debt/(Required to be Financed)	1,217	(2,150)	135	(808)	(1,176)	(1,466)	(1,571)

Financed by:
Other net sale/(purchase) of marketable securities and deposits	(1,944)	2,483	(353)	2,450	259	162	190
Total Operating and Investing Activities	(727)	333	(218)	1,642	(917)	(1,304)	(1,381)

Used in:
Net (repayment)/issue of other
New Zealand-dollar borrowing	(417)	(238)	1,001	(1,349)	3	4	423
Decrease/(increase) in cash	69	16	374	(3)	30	21	20
Issue of circulating currency	147	—	177	—	—	—	—
Net issue/(repayment) of foreign-currency borrowing	1,658	(105)	(573)	211	500	500	400
	1,457	(327)	979	(1,141)	533	525	843

Net Cash Inflow/(Outflow) to be Offset by Domestic Bonds	730	6	761	501	(384)	(779)	(538)

Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	2,551	3,234	2,216	2,311	2,958	3,556	538
Domestic bonds (non-market)	279	357	424	248	170	376	—
Total Gross Cash Proceeds from Domestic Bonds	2,830	3,591	2,640	2,559	3,128	3,932	538

Repayment of domestic bonds (market)	(2,823)	(3,044)	(3,044)	(2,797)	(2,574)	(2,777)	—
Repayment of domestic bonds (non-market)	(737)	(553)	(357)	(263)	(170)	(376)	—
Net Cash (Repayments of)/Proceeds from Domestic Bonds	(730)	(6)	(761)	(501)	384	779	538

Glossary of Terms

ACC unfunded liability

The future cost of past ACC claims, less the asset reserves held to meet these claims.  The ACC outstanding claims liability is the gross liability of the future cost of past ACC claims.

Baselines

The level of funding approved for any given spending area (eg, Education).  All amounts within baselines are included in the forecasts.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of departments, the Reserve Bank, GSF and the NZS Fund.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT) and foreign dividend withholding payments (FDWP).

Current account

A measure of the flows of income between New Zealand and the rest of the world.  A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit.  The current account balance is commonly expressed as a percentage of GDP.

Customs duty

Duty levied on the imports of certain goods.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance adjusted for short-term fluctuations of actual GDP around the productive potential of the economy.  The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions.  Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty.  Trends in the cyclically adjusted balance are, however, more reliable.

Demographic changes

Changes to the structure of the population, for example the age, sex or ethnic make-up of the population.

Domestic bond programme

The amount of new government stock (taking into account the repayment of maturing government stock) expected to be issued over the financial year to fund the Government’s cash flow requirements.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash (see net Crown debt).

Operating allowance

The amount included in the Fiscal Strategy Report projections for new spending and cost pressures.  The allowance is a projection assumption.

Fiscal Objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Fiscal Responsibility Act 1994.  The objectives must be consistent with the principles of responsible fiscal management outlined in the Act.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Fringe benefit tax (FBT)

Tax levied on non-cash benefits provided to employees as part of remuneration packages.

Gross Crown debt

Total borrowings (financial liabilities).

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output.  GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements.  It means that the revenues, expenses, assets and liabilities of all departments, the Reserve Bank, SOEs and Crown entities are included in the Crown financial statements.

Marketable securities and deposits

Assets held with financial institutions.  These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation.  Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate demand pressures to reduce inflationary pressures.

Net Crown debt

Borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets).  Net debt excludes the assets of the NZS Fund and GSF.  Net Crown debt is a measure of the Core Crown.

Net worth

Assets less liabilities (also referred to as Crown balance).

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities.  It is the Government’s operating profit or loss.

Operating balance excluding revaluation and accounting policy changes (OBERAC)

The OBERAC is the operating balance adjusted for revaluation movements and accounting policy changes.  It provides a measure of underlying stewardship.

Participation rate

Measures the percentage of the working age population in work or actively looking for work.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period.  The projections are based on long-run economic and fiscal assumptions.  For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Provisional tax

A thrice-yearly payment of tax on income that has not been taxed, or been under-taxed, at source (relates only to company tax and other persons’ tax).

Short-term fiscal intentions

Under the Fiscal Responsibility Act 1994, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over the next three years.

Source deductions

Tax withheld on wages, salaries, social welfare benefits, bonuses, lump-sum payments and superannuation fund contributions.  About 80% of source deductions come from PAYE on wages and salaries.  Source deductions is the biggest single tax type.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities).  They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

Stock change

The change in the value of stocks (raw materials, work in progress, and finished goods) during a given period.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers.  See www.imf.org for further information.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation.  It is a measure of tax due, regardless of whether or not it has actually been paid.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners.  The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe.  For example, 2003/04 or 2004 will generally mean “year ended 30 June” unless otherwise stated.